Exhibit 99.4

CONSOLIDATED INCOME STATEMENT

for the 52 weeks ended 29 December 2020

Continuing operations	Notes	52 weeks ended 29 December 2020 £m	52 weeks ended 31 December 2019 £m
Revenue	1, 2	1,324.3	1,581.7
Cost of sales[1]	2	(87.2)	(377.9)
Gross profit	2	1,237.1	1,203.8
Other operating income	1	13.9	16.1
Other operating expenses		(1,171.0)	(1,207.9)
Share of results of associates	2, 3	0.3	0.9
Profit before interest and tax	2, 4	80.3	12.9
Investment income	1, 2, 6	22.1	3.0
Finance costs	2, 7	(51.4)	(53.5)
Profit/(loss) before tax	2	51.0	(37.6)
Tax	8	—	10.6
Profit/(loss) for the period		51.0	(27.0)
Attributable to:
Equity holders of the parent		59.7	(26.9)
Non-controlling interests		(8.7)	(0.1)

[1]

Cost of sales includes gaming taxes and duties, levies and other costs directly attributable to the production of revenue. Staff costs, depreciation and amortisation are presented within other operating expenses.

1        / William Hill Limited Annual Report and Accounts 2020

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

for the 52 weeks ended 29 December 2020

	Notes	52 weeks ended 29 December 2020 £m	52 weeks ended 31 December 2019 £m
Profit/(loss) for the period		51.0	(27.0)
Items that will not be reclassified subsequently to profit or loss:
Actuarial remeasurements in defined benefit pension scheme	31	(1.2)	(2.0)
Tax on remeasurements in defined benefit pension scheme	26	0.2	0.3
Items that may be reclassified subsequently to profit or loss:
Translation of foreign operations		9.7	(4.0)
Other comprehensive income/(loss) for the period		8.7	(5.7)

Total comprehensive income/(loss) for the period		59.7	(32.7)

Attributable to:
Equity holders of the parent		69.4	(32.6)
Non-controlling interests		(9.7)	(0.1)

		59.7	(32.7)

William Hill Limited Annual Report and Accounts 2020 /        2

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

for the 52 weeks ended 29 December 2020

	Attributable to equity holders of the parent
	Called-up share capital £m	Share premium account £m	Capital redemption reserve £m	Merger reserve £m	Own shares held £m	Hedging and translation reserve £m	Accumulated losses £m	Non- controlling interests £m	Total equity £m
At 31 December 2019	90.0	709.9	6.8	(26.1)	(87.0)	2.6	(383.3)	7.3	320.2
Profit/(loss) for the period	—	—	—	—	—	—	59.7	(8.7)	51.0
Actuarial remeasurements in defined benefit pension scheme (note 31)	—	—	—	—	—	—	(1.2)	—	(1.2)
Tax on remeasurements in defined benefit pension scheme (note 26)	—	—	—	—	—	—	0.2	—	0.2
Exchange differences on translation of foreign operations	—	—	—	—	—	10.7	—	(1.0)	9.7
Total comprehensive income/(loss) for the period	—	—	—	—	—	10.7	58.7	(9.7)	59.7
Purchase and issue of own shares (note 28)	—	—	—	—	(1.6)	—	—	—	(1.6)
Transfer of own shares to recipients (note 28)	—	—	—	—	4.7	—	(3.2)	—	1.5
Equity placing (note 27)	17.5	6.7	—	194.4	—	—	—	—	218.6
Credit recognised in respect of share remuneration (note 30)	—	—	—	—	—	—	3.1	—	3.1
Tax charge in respect of share remuneration (note 26)	—	—	—	—	—	—	(2.2)	—	(2.2)

At 29 December 2020	107.5	716.6	6.8	168.3	(83.9)	13.3	(326.9)	(2.4)	599.3

	Attributable to equity holders of the parent
	Called-up share capital £m	Share premium account £m	Capital redemption reserve £m	Merger reserve £m	Own shares held £m	Hedging and translation reserve £m	Accumulated losses £m	Non- controlling interests £m	Total equity £m
At 1 January 2019	88.7	689.4	6.8	(26.1)	(88.0)	6.6	(378.5)	—	298.9
Loss for the period	—	—	—	—	—	—	(26.9)	(0.1)	(27.0)
Actuarial remeasurements in defined benefit pension scheme (note 31)	—	—	—	—	—	—	(2.0)	—	(2.0)
Tax on remeasurements in defined benefit pension scheme	—	—	—	—	—	—	0.3	—	0.3
Exchange differences on translation of foreign operations	—	—	—	—	—	(4.0)	—	—	(4.0)
Total comprehensive loss for the period	—	—	—	—	—	(4.0)	(28.6)	(0.1)	(32.7)
Purchase and issue of own shares	—	—	—	—	(0.5)	—	—	—	(0.5)
Transfer of own shares to recipients	—	—	—	—	1.5	—	(1.5)	—	—
Partnership with Caesars	1.3	20.5	—	—	—	—	110.3	5.9	138.0
Credit recognised in respect of share remuneration (note 30)	—	—	—	—	—	—	4.5	—	4.5
Tax credit in respect of share remuneration	—	—	—	—	—	—	1.4	—	1.4
Acquisition of Mr Green	—	—	—	—	—	—	—	1.5	1.5
Dividends paid (note 9)	—	—	—	—	—	—	(90.9)	—	(90.9)

At 31 December 2019	90.0	709.9	6.8	(26.1)	(87.0)	2.6	(383.3)	7.3	320.2

3        / William Hill Limited Annual Report and Accounts 2020

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

as at 29 December 2020

	Notes	29 December 2020 £m	31 December 2019 £m
Non-current assets
Intangible assets	10	974.6	1,095.9
Property, plant and equipment	11	235.1	265.0
Interests in associates	12	23.3	24.5
Investments	13	5.2	0.4
Deferred tax assets	26	47.5	43.5
Retirement benefit asset	31	49.2	48.4
Loans receivable	32	7.7	9.9

		1,342.6	1,487.6

Current assets
Trade and other receivables	17	63.5	45.0
Cash and cash equivalents	18	722.6	459.4
Corporation tax assets		4.3	—
Freehold property held for sale	14	1.1	0.7
Investment property held for sale	19	1.7	1.7
Disposal group asset held for sale	14	—	10.1
Loans receivable	32	2.1	—
		795.3	516.9

Total assets		2,137.9	2,004.5

Current liabilities
Trade and other payables	20	(468.9)	(421.8)
Corporation tax liabilities		(26.3)	(20.3)
Derivative financial instruments	25	(68.5)	(19.0)
Borrowings	22	—	(203.2)
Lease liabilities	15	(36.5)	(37.5)
Provisions	21	(84.4)	(76.9)
Disposal group liabilities held for sale	14	—	(3.5)

		(684.6)	(782.2)

Non-current liabilities
Borrowings	22	(694.6)	(693.5)
Lease liabilities	15	(89.2)	(125.7)
Provisions	21	(4.0)	(1.6)
Deferred tax liabilities	26	(66.2)	(81.3)
		(854.0)	(902.1)

Total liabilities		(1,538.6)	(1,684.3)

Net assets		599.3	320.2
Equity
Called-up share capital	27	107.5	90.0
Share premium account		716.6	709.9
Capital redemption reserve		6.8	6.8
Merger reserve		168.3	(26.1)
Own shares held	28	(83.9)	(87.0)
Hedging and translation reserves		13.3	2.6
Accumulated losses		(326.9)	(383.3)
Total equity attributable to equity holders of the parent		601.7	312.9
Non-controlling interests		(2.4)	7.3

Total equity		599.3	320.2

The financial statements of William Hill Limited, registered number 4212563, were approved by the Board of Directors and authorised for issue on 30 June 2021 and are signed on its behalf by:

E Hageman

Director

William Hill Limited Annual Report and Accounts 2020 /        4

CONSOLIDATED CASH FLOW STATEMENT

for the 52 weeks ended 29 December 2020

	Notes	52 weeks ended 29 December 2020 £m	52 weeks ended 31 December 2019 £m
Net cash from operating activities	29	366.5	183.0
Investing activities
Dividends from associates	12	—	1.4
Interest received on cash and cash equivalents		3.5	1.5
Proceeds on disposal of property, plant and equipment		0.2	6.1
Amounts drawn down on loan facility made available to NeoGames	32	—	(5.0)
Acquisition of CG Technology – net of cash acquired and settlements	16	(2.9)	—
Acquisition of Alfabet – net of cash acquired	16	(0.4)	—
Acquisition of Mr Green – net of cash acquired		—	(173.7)
Net proceeds on sale of Northern Ireland and Isle of Man operations	14	7.4	—
Proceeds on partial disposal of investments in associates	12	10.0	2.1
Purchases of property, plant and equipment		(20.3)	(10.7)
Expenditure on intangible assets		(72.9)	(83.9)
Net cash used in investing activities		(75.4)	(262.2)
Financing activities
Purchase of own shares	28	(1.6)	(0.5)
Net proceeds on equity placing	27	218.6	—
Amounts drawn down on Revolving Credit Facilities		425.0	—
Amounts repaid on Revolving Credit Facilities		(425.0)	—
Amounts paid on redemption of existing senior unsecured loan notes	22	(203.4)	(171.6)
Existing senior unsecured notes redemption costs		—	(8.1)
Proceeds on issue of 4.75% senior unsecured notes due May 2026	22	—	350.0
Debt facility issue costs		—	(1.5)
Lease liabilities – principal payments		(44.5)	(46.7)
Dividends paid	9	—	(90.9)
Net cash (used in)/from financing activities		(30.9)	30.7

Net increase/(decrease) in cash and cash equivalents in the period		260.2	(48.5)
Changes in foreign exchange rates		3.0	(2.2)
Transferred to disposal group held for sale		—	(0.4)
Cash and cash equivalents at start of period		459.4	510.5
Cash and cash equivalents at end of period	18	722.6	459.4

5        / William Hill Limited Annual Report and Accounts 2020

General information

William Hill PLC, formally a public limited company, de-listed from the London Stock Exchange on 23 April 2021. The company was re-registered as a private company, William Hill Limited, on 12 May 2021. William Hill Limited is a Company incorporated in the United Kingdom under the Companies Act 2006. The address of the registered office is 1 Bedford Avenue, London, WC1B 3AU. The nature of the Group’s operations and its principal activities are set out in note 2.

These financial statements are presented in pounds sterling because that is the currency of the primary economic environment in which the Group operates. Foreign operations are included in accordance with our accounting policies.

Basis of accounting

The Group financial statements have been prepared in accordance with International Financial Reporting Standards (IFRSs) as issued by the International Accounting Standards Board (IASB).

The Group financial statements have been prepared on the historical cost basis, except where certain assets or liabilities are held at amortised cost or at fair value as described in our accounting policies. A complete list of our accounting policies is set out below.

Adoption of new and revised standards

In preparing the Group financial statements for the current period, the Group has adopted the following new IFRSs, amendments to IFRSs and IFRS Interpretations Committee (IFRIC) interpretations. All standards do not have a significant impact on the results or net assets of the Group. Key changes are detailed below:

IAS 1 (amended)	Presentation of Financial Statements
IAS 8 (amended)	Accounting Policies, Changes in Accounting Estimates and Errors
IFRS 3 (amended)	Business Combinations
IFRS 7 (amended)	Financial Instruments: Disclosures
IFRS 9 (amended)	Financial Instruments

Amendments to IAS 1 and IAS 8: Definition of Material

The IASB refined its definition of material to make it easier to understand. It is now aligned across IFRSs and the Conceptual Framework. Adoption of this standard has not had a material impact on the Group financial statements.

Amendments to IFRS 3: Definition of a Business

This amendment provides clarification in assessing whether a transaction results in a business or an asset acquisition. There has been an acquisition of a business CG Technology in the current period by William Hill US. Given the transaction involves purchase of the whole business, this amendment has not had a material impact on the Group’s financial statements.

Amendments to IFRS 9, IAS 39 and IFRS 7: Interest Rate Benchmark Reform

The amendments provide targeted relief for financial instruments qualifying for hedge accounting in the lead up to IBOR reform. The changes relating to hedge accounting have not impacted the Group’s financial statements.

Standards in issue but not yet effective

At the date of authorisation of the Group financial statements, the following Standards, amendments and Interpretations, which have not been applied in these Group financial statements, were in issue but not yet effective:

New standards
IFRS 17	Insurance Contracts

Amendments and interpretations
IAS 1 (amended)	Presentation of Financial Statements
IAS 16 (amended)	Property, Plant and Equipment
IAS 37 (amended)	Provisions, Contingent Liabilities and Contingent Assets
IFRS 7 (amended)	Financial Instruments: Disclosures
IFRS 9 (amended)	Financial Instruments
IFRS 16 (amended)	Leases

The Group does not currently believe that the adoption of these amendments would have a material effect on the results or financial position of the Group.

Revenue recognition

Direct revenue

Direct revenue is measured at the fair value of the consideration received or receivable from customers and represents amounts receivable for goods and services that the Group is in business to provide, net of discounts, marketing inducements and VAT, as set out below. Direct revenue is treated as a derivative under IFRS 9 ‘Financial Instruments’ and is therefore out of scope of IFRS 15 ‘Revenue from Contracts with Customers’.

William Hill Limited Annual Report and Accounts 2020 /        6

STATEMENT OF GROUP ACCOUNTING POLICIES

In the case of Licensed Betting Office (LBO) (including gaming machines), William Hill US, Online Sportsbook and telebetting and Online casino (including games on the Online arcade and other numbers bets) revenue represents gains and losses from gambling activity in the period. Open positions are carried at fair value, and gains and losses arising on this valuation are recognised in revenue, as well as gains and losses realised on positions that have closed.

Revenue from the Online poker business is within the scope of IFRS 15 ‘Revenue from Contracts with Customers’ and reflects the net income (rake) earned when a poker game is completed, which is when the performance obligation is deemed to be satisfied.

Service provider revenue

US segment service provider revenue is receivable from third-party operators where the Group provides risk management services to the operator. Revenue recognised is the profit earned on these arrangements.

Other operating income

Other operating income mostly represents rents receivable on properties let by the Group, bookmaking software licensing income, and profit on sales of certain investments which are recognised on an accruals basis.

Going concern

A full description of the Group’s business activities, financial position, cash flows, liquidity position, committed facilities and borrowing position, together with the factors likely to affect its future development and performance, is set out within these financial statements, and in particular in notes 22 and 23 to these financial statements.

As highlighted in notes 22 and 23 to the financial statements, the Group meets its day-to-day working capital requirements from the positive cash flows generated by its trading activities and its available cash resources.

Despite the impact of Covid-19 on trading cash flows, the Group holds a strong liquidity position overall with a cash balance of £590.6m (excluding customer balances and other restricted cash of £132.0m) as at 29 December 2020. Whilst there are several risks to the Group’s trading performance, the Group has established risk management processes to identify and mitigate risks, and such risks have been considered when undertaking the going concern evaluation. Further, the Group is confident of its ability to continue to access sources of funding in the medium term.

The Group’s forecasts, based on reasonable assumptions, indicate that the Group should be able to operate within the level of its currently available and expected future facilities for the period of the strategic forecast. The Group has sufficient cash reserves to enable it to meet its obligations as they fall due for a period of at least 12 months from the date of signing of these financial statements.

The Group has also assessed a range of downside scenarios to assess if there was a significant risk to the Group’s liquidity position. The forecasts and scenarios prepared consider the trading experience during the pandemic and downside scenarios such as possible further lockdowns, cancellation of ongoing sporting events and a slower recovery of operations than expected from the pandemic have been modelled. These scenarios, both individually and in combination, have enabled the directors to conclude that the Group has adequate resources to continue to operate for the foreseeable future. Management has performed separate reverse stress tests and has identified further mitigating actions to conserve cash .

William Hill PLC was acquired on 22 April 2021 by Caesars Entertainment, Inc., see note 34 for further detail. At the time of signing these accounts, the Group is now wholly owned by Caesars.

The Directors note that Caesars have publicly stated within the Rule 2.7 offer announcement (available on both the Group’s and Caesars’ websites) that their intention is to seek suitable partners for acquiring the Group’s non-US businesses. It is possible that such a subsequent sale could be made within the next 12 months of the date of signing of these financial statements, and the intentions of management following any subsequent sale are currently uncertain. The Directors also note that Caesars state in the Rule 2.7 offer document that they believe in the “compelling proposition that William Hill’s presence in the UK and other non-US international markets offers to their gaming customers in those markets and believe those businesses have a strong future”. That document also notes Caesars’ intention to seek “suitable partners or owners who have aligned objectives and approaches and who will be focussed on the longer-term ambitions of those non-US businesses and for the benefit of its customers”.

As documented above, the directors are confident of the Group’s ability to continue to operate as a going concern given (i) forecasts for the Company demonstrate it will generate profits and cash in the year ending 30 December 2021 and beyond and (ii) that the Group has sufficient cash reserves to enable it to meet its obligations as they fall due, for a period of at least 12 months from the date of signing of these financial statements.

Further to this, Caesars, as new owners of the Group, have provided a letter of support for the Group, stating that they will provide financial support to the Group to enable it to meet its liabilities as and when they become due, should that be necessary.

Based on the above considerations, the Directors continue to adopt the going concern basis in preparing these financial statements.

7        / William Hill Limited Annual Report and Accounts 2020

Critical accounting judgements and key sources of estimation uncertainty

In the application of the Group’s accounting policies, the Directors are required to make judgements, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised where it affects only that period or in the period and future periods if it affects both current and future periods.

Critical accounting judgements

The following are the critical accounting judgements that the Directors have made in the process of applying the Group’s accounting policies and that have the most significant effect on the amounts recognised in the financial statements.

IFRS 16 ‘Leases’

IFRS 16 ‘Leases’ replaced IAS 17 ‘Leases’ in its entirety in the previous year. The Directors have addressed the key judgements, including the assessment of the lease term at the point where the lessee can be reasonably certain of its right to use the underlying asset.

Across the Retail estate, the Group has recognised a lease liability of £93.9m at 29 December 2020. In the previous two years, the Retail estate has experienced both the unprecedented regulatory change with the implementation of the £2 stake limit on B2 gaming products on 1 April 2019 leading to the Group deciding to close 713 shops in the third quarter of 2019, and then the Covid-19 pandemic, which led to the Group deciding to close a further 119 shops in 2020. Given these closure programmes, and the continued uncertainty surrounding the Retail estate from both these external shocks to the business, the Directors have determined the lease term under IFRS 16 across the Retail estate as the next available break date as this uncertainty means the Group is not ‘reasonably certain’ that any lease break will not be exercised.

Contingent liabilities

The Group has disclosed a contingent liability surrounding legal claims from consumers relating to the provision of gambling services in a number of (principally European) jurisdictions. The claims allege either failure to follow responsible gambling procedures, breach of licence conditions or that underlying contracts in question are null and void given local licencing regimes (note 33).

The Group assesses and defends individual claims as they are received both on the individual underlying factual basis and also with regard to legal advice received as to whether such jurisdictions and their local licencing regimes are incompatible with European Union law on the free movement of services. In the final quarter of 2020, the Group was subject to a particular acceleration of claims made in Austria following marketing campaigns by litigation funders in that jurisdiction. Claims have continued to be made since the period end, initially at rates comparable with the year end, but there has been an increase in volume and average claim value during the second quarter of 2021.

The Directors have made a critical judgement that these claims, and future claims for services already rendered, are a contingent liability as the liability is only considered possible, but not probable, based on external legal advice received from the Group’s lawyers (in relation to the compatibility or otherwise of the Austrian licencing regime with EU law, and in relation to other arguments about applicable law), see note 33 for further detail.

The Directors also note a key source of estimation uncertainty in providing an estimate of the financial effect of these claims being a potential outflow of economic benefits of between £nil and £45.0m (note 33), which is greater than the period end estimation recognising the increase in claims trends in the second quarter of 2021. This range was assessed based on (i) the number and individual size of claims received to date and assumptions based on such observations as can be derived from those claims at this comparatively early stage (ii) the steps that the Group intends to take to defend those claims and (iii) the fact that the Group has been advised that any outflow would be expected to be on a net of tax basis.

William Hill Limited Annual Report and Accounts 2020 /        8

STATEMENT OF GROUP ACCOUNTING POLICIES

Key sources of estimation uncertainty

The estimates and assumptions which have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial period are discussed below.

Impairment of intangible assets with indefinite lives

Determining whether intangible assets with indefinite lives are impaired requires an estimation of the value in use of the cash-generating units to which the intangible assets have been allocated. The value in use calculation requires the Directors to estimate the future cash flows expected to arise from the cash-generating unit and a suitable discount rate in order to calculate present value. Note 10 provides information on the assumptions used in these financial statements, as well as the degree of sensitivity to changes in assumptions.

In 2018, the Group recognised an impairment of £882.8m in the Retail segment due to the reduced expected future cash flows as a result of the announcement of the £2 stake limit on B2 gaming products in the Retail business. This impairment was based on the estimate at the time that this would lead to a reduction in the Retail segment’s annualised operating profit (including mitigation measures) of c£70-100m. The £2 stake limit was then implemented from 1 April 2019, which led to the Group taking the decision to close 713 shops in the third quarter of 2019. A regulatory change of this nature is unprecedented and the full impact of this change will not be fully known until some years after implementation.

The Covid-19 pandemic has had a further sizeable impact on the Retail business with the shops shut or under restrictions across much of 2020 with this expected to continue into at least the first half of 2021 and therefore reducing the shorter-term cash flows of the business (in addition to increasing uncertainty in the medium to long term).

The Group performed an impairment review of the intangible assets with indefinite lives remaining in the Retail segment at the interim reporting on 30 June 2020, given the Covid-19 pandemic representing a trigger for an impairment review, and recognised an impairment charge of £81.9m. As at 29 December 2020, a further impairment review has been performed given the full nationwide lockdown in place across the end of the period and, separately, the move to the licences asset having a 20 year life rather than indefinite useful life. This impairment review has led to the recognition of a further £43.8m impairment charge, resulting in a total charge of £125.7m in 2020.

As the impact of Covid-19 and the continued impact of the £2 maximum stake continues to become more fully known in time, this could result in further impairments (or reversals of the existing impairment charge) of assets in the Retail segment. Refer to note 10 for an analysis of the sensitivity of the impairment to a range of reasonably possible changes in assumptions.

Retirement benefit costs

The determination of the pension cost and defined benefit obligation of the Group’s defined benefit pension scheme depends on the selection of certain assumptions which include discount rate, inflation rate and mortality assumptions. Differences arising from actual experience or future changes in assumptions will be reflected in subsequent periods. Note 31 provides information on the assumptions used in these financial statements, including a sensitivity analysis of the principal assumptions used to measure scheme liabilities.

Derivative financial liability

The Group has recognised a £48.5m fair value movement of a specific derivative financial liability held as part of a commercial agreement with a third party that crystallises in the event of a change of control of William Hill PLC. The value on the statement of financial position for this derivative financial liability is £49.9m at 29 December 2020, representing the estimated expected payout on completion of the acquisition of the Group by Caesars.

The payment at the change of control is determined by the valuation of the William Hill US business at that time, based on an agreed value of the business between the Group and the third party, with a separate third party valuation specialist used to confirm the value if necessary. The increase in value of the derivative financial liability in the period reflects both an increased value of the William Hill US business and the increased probability of an exit event occurring.

The range of plausible values of the William Hill US business, as assessed by the Directors, would lead to the range of expected payouts on the liability of £43.0m to £55.6m ($58.0m to $75.0m) with the maximum liability capped at $75.0m.

9        / William Hill Limited Annual Report and Accounts 2020

Basis of consolidation

The Group financial statements incorporate the financial statements of the Company and entities controlled by the Company (its subsidiaries) up to 29 December 2020. Control is achieved where the Company is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee.

The results of subsidiaries acquired or disposed of during the period are included in the Consolidated Income Statement from the effective date of acquisition or up to the effective date of disposal, as appropriate.

Where necessary, adjustments are made to the financial statements of subsidiaries to bring the accounting policies used into line with those used by the Group. All intra-Group transactions, balances, income and expenses are eliminated on consolidation.

Business combinations

On acquisition, the assets, liabilities and contingent liabilities of a subsidiary are measured at their fair values at the date of acquisition. Any excess of the cost of acquisition over the fair values of the identifiable net assets acquired, including separately identifiable intangible assets, is recognised as goodwill. Any discount on acquisition, i.e., where the cost of acquisition is below the fair values of the identifiable net assets acquired, is credited to the Income Statement in the period of acquisition.

Interests in associates

An associate is an entity over which the Group is in a position to exercise significant influence, but not control or joint control, through participation in the financial and operating policy decisions of the investee.

The results and assets and liabilities of associates are incorporated in the Group financial statements using the equity method of accounting. Interests in associates are carried in the Statement of Financial Position at cost as adjusted by post-acquisition changes in the Group’s share of the net assets of the entity, less any impairment in the value of individual investments. Losses of the associates in excess of the Group’s interest in those entities are not recognised.

Any excess of the cost of acquisition over the Group’s share of the fair values of the identifiable net assets of the entity at the date of acquisition is recognised as goodwill within the interests in associates line. Any deficiency of the cost of acquisition below the Group’s share of the fair values of the identifiable net assets of the entity at the date of acquisition (i.e., discount on acquisition) is credited to the Income Statement in the period of acquisition.

Where a Group Company transacts with an associate of the Group, profits and losses are eliminated to the extent of the Group’s interest in the relevant entity. Losses may provide evidence of an impairment of the asset transferred, in which case appropriate provision is made for impairment.

Goodwill

Goodwill arising on consolidation represents the excess of the cost of acquisition over the Group’s interest in the fair value of the identifiable assets and liabilities, including separately identifiable intangible assets, of a subsidiary, associate or jointly controlled entity at the date of acquisition. Goodwill is initially recognised as an asset at cost and is subsequently measured at cost less any accumulated impairment losses.

On disposal of a subsidiary, associate or jointly controlled entity, the attributable amount of goodwill is included in the determination of the profit or loss on disposal.

Investment income

Interest income is included within investment income and is accrued on a time basis, by reference to the principal outstanding and at the effective interest rate applicable.

William Hill Limited Annual Report and Accounts 2020 /        10

STATEMENT OF GROUP ACCOUNTING POLICIES

Leasing

At inception of a contract, the Group considers whether the contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

The Group recognises a right-of-use asset and a lease liability at the lease commencement date. The lease liability is initially measured at the present value of the lease payments that have not been paid at the commencement date, discounted using an appropriate discount rate. The discount rate used to calculate the lease liability is the rate implicit in the lease, if it can be readily determined, or the lessee’s incremental borrowing rate if not. The Group uses an incremental borrowing rate for its leases, and this is determined based on the margin requirements of our revolving credit facilities as well as country specific adjustments. A right-of-use asset is also recognised equal to the lease liability and depreciated over the period from the commencement date to the earlier of, the end of the useful life of the right-of-use asset or the lease term. The Group has assessed the lease term of properties within its retail estate to be up to the first available contractual break within the lease. The Group has deemed that it cannot be reasonably certain that it will continue beyond this time given the continued uncertainty surrounding the Group’s retail business. The Group has also applied the below practical expedients:

•	exclude leases from measurement and recognition where the lease term ends within 12 months from the date of initial application and account for these leases as short-term leases;

•	exclude low value leases for lease values less than £5,000;

•	apply a single discount rate to a portfolio of leases with similar characteristics;

•	use hindsight to determine the lease term if the contract contains options to extend or terminate; and

•	exclude initial direct lease costs in the measurement of the right-of-use asset.

The Group has a very small number of sublet properties. In these instances, leases are classified as finance leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee. All other leases are classified as operating leases. Where the Group is an intermediate lessor, the sublease classification is assessed with reference to the head lease right of use asset. Amounts due from lessees under finance leases are recorded as receivables at the amount of the Group’s net investment in the lease. Finance lease income is allocated to accounting periods to reflect a constant periodic rate of return on the Group’s net investment in the lease. Rental income from operating leases is recognised on a straight-line basis over the term of the lease.

This policy is applied to contracts entered into, or modified, on or after January 2, 2019.

Foreign currencies

Transactions in currencies other than pounds sterling are recorded at the rates of exchange prevailing on the dates of the transactions. At each period end date, monetary assets and liabilities that are denominated in foreign currencies are re-translated at the rates prevailing on the period end date. Non-monetary assets and liabilities carried at fair value that are denominated in foreign currencies are translated at the rates prevailing at the date when the fair value was determined. Gains and losses arising on retranslation are included in the profit or loss for the period, except for exchange differences arising on non-monetary assets and liabilities, where the changes in fair value are recognised directly in equity.

In order to hedge its exposure to certain foreign exchange risks, the Group makes efforts to match its foreign currency assets and liabilities and, where necessary, the Group takes out foreign currency hedges.

On consolidation, the assets and liabilities of the Group’s overseas operations are translated at exchange rates prevailing at the period end date. Income and expense items are translated at the average exchange rates for the period unless exchange rates fluctuate significantly, in which case the spot rate for significant items is used. Exchange differences arising, if any, are classified as equity and transferred to the Group’s translation reserve. Such translation differences are recognised as income or as expenses in the period in which the operation is disposed of.

11        / William Hill Limited Annual Report and Accounts 2020

Finance costs

Finance costs and income arising on interest-bearing financial instruments carried at amortised cost are recognised in the Income Statement using the effective interest rate method. Finance costs include the amortisation of fees that are an integral part of the effective finance cost of a financial instrument, including issue costs, and the amortisation of any other differences between the amount initially recognised and the redemption price.

Profit before interest and tax

Profit before interest and tax is stated after the share of results of associates but before investment income and finance costs.

Retirement benefit costs

Payments to defined contribution retirement benefit schemes are charged as an expense as they fall due.

For defined benefit retirement schemes, the cost of providing benefits is determined using the Projected Unit Credit Method, with actuarial valuations being carried out at each period end date. Actuarial remeasurements are recognised in full in the period in which they occur. They are recognised outside profit or loss and presented in the Statement of Other Comprehensive Income.

The net retirement benefit asset or obligation recognised in the Statement of Financial Position represents the present value of the defined benefit obligation as adjusted for unrecognised past service cost and as reduced by the fair value of scheme assets. Any asset resulting from this calculation is limited to past service cost plus the present value of available refunds and reductions in future contributions to the plan.

Taxation

The tax expense represents the sum of the tax currently payable and deferred tax.

The tax currently payable is based on taxable profit for the period. Taxable profit differs from net profit as reported in the Income Statement because it excludes items of income or expense that are taxable or deductible in other periods, and it further excludes items that are never taxable or deductible. The Group’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the period end date.

Deferred tax is the tax expected to be payable or recoverable on differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit, and is accounted for using the liability method. Deferred tax liabilities are generally recognised for all taxable temporary differences and deferred tax assets are recognised to the extent that it is probable that taxable profits will be available against which deductible temporary differences can be utilised. Such assets and liabilities are not recognised if the temporary difference arises from goodwill or from the initial recognition (other than in a business combination) of other assets and liabilities in a transaction that affects neither the taxable profit nor the accounting profit.

Deferred tax liabilities are recognised for taxable temporary differences arising on investments in subsidiaries and associates, except where the Group is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future.

The carrying amount of deferred tax assets is reviewed at each period end date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred tax is calculated at the tax rates that are expected to apply in the period when the liability is settled or the asset is realised based on tax laws and rates that have been enacted at the period end date. Deferred tax is charged or credited in the Income Statement, except when it relates to items charged or credited directly to equity, in which case the deferred tax is also dealt with in equity.

Internally generated intangible assets – computer software and systems

Expenditure on initial investigation and research of computer software and systems is recognised as an expense in the period in which it is incurred.

An internally generated intangible asset arising from the Group’s development of computer systems is recognised only if all of the following conditions are met:

•	an asset is created that can be identified (such as software and new processes);

•	it is probable that the asset created will generate future economic benefits; and

•	the development cost of the asset can be measured reliably.

Internally generated intangible assets are amortised on a straight-line basis over their useful lives, generally between three and ten years. Where no internally generated intangible asset can be recognised, development expenditure is recognised as an expense in the period in which it is incurred.

William Hill Limited Annual Report and Accounts 2020 /        12

STATEMENT OF GROUP ACCOUNTING POLICIES

Intangible assets – licences

Betting licences recognised in acquisitions are recorded at fair value. They are judged to have an indefinite life and are accordingly not amortised but are subject to annual impairment reviews. The Directors consider that the Group’s licences have an indefinite life owing to: the fact that the Group is a significant operator in a well-established market; the proven and sustained demand for bookmaking services; and the Group’s track record of successfully renewing its betting permits and licences.

During the period, management re-considered the indefinite life estimate of the licence value under IAS 38 ‘Intangible Assets’. The Retail division has declined gradually over time, the estate has been re-sized twice in recent years, and the industry is naturally moving away from retail space in the UK towards an online/digital presence. These factors lead to the consideration that the value of a licence to operate a LBO/group of LBOs is depreciating over time and is not expected to hold its value indefinitely. As such, from the 52-week financial period starting 30 December 2020, the Group will amortise the assets straight line over a 20-year useful economic life (UEL). This change in UEL is an estimate that management have made based on the available information and is therefore a change in accounting estimate. The impact of such change will be to increase amortisation of intangible assets by c£10m per year.

Intangible assets arising on acquisitions

Intangible assets arising on acquisitions are recorded at their fair value.

Amortisation is provided at rates calculated to write off the valuation, less estimated residual value, of each asset on a straight-line basis over its expected useful life, as follows:

Acquired brands	• assessed separately for each asset, with lives ranging up to 20 years
Customer relationships	• between 18 months and ten years
Bookmaking and mobile technology	• between three and five years
Wagering/lottery contracts	• ten to 12 years

Property, plant and equipment

Land and buildings held for use in the supply of goods or services, or for administrative purposes, are stated in the Statement of Financial Position at their cost, less any subsequent accumulated depreciation and subsequent accumulated impairment losses.

Fixtures, fittings and equipment are stated at cost less accumulated depreciation and subsequent accumulated impairment losses.

Depreciation is provided on all property plant and equipment, other than freehold land, at rates calculated to write off the cost or valuation, less estimated residual value, of each asset on a straight-line basis over its expected useful life, as follows:

Freehold buildings	• 50 years
Long leasehold properties	• 50 years
Short leasehold properties	• over the unexpired period of the lease
Short leasehold improvements	• the shorter of ten years or the unexpired period of the lease
Fixtures, fittings and equipment and motor vehicles	• at variable rates between three and ten years
Right-of-use asset	• reasonably certain lease term

The gain or loss arising on the disposal or retirement of an asset is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognised in profit or loss.

Impairment of property plant and equipment and intangible assets

At each period end date, the Group reviews the carrying amounts of its goodwill, property plant and equipment and intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where the asset does not generate cash flows that are independent from other assets, the Group estimates the recoverable amount of the cash-generating unit to which the asset belongs. An intangible asset with an indefinite useful life is tested for impairment annually and whenever there is an indication that the asset may be impaired.

The recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future pre-tax cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted. This process is described in more detail in note 10 to the financial statements.

If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash-generating unit) is reduced to its recoverable amount. An impairment loss is recognised as an expense immediately.

Other than for goodwill, where an impairment loss subsequently reverses, the carrying amount of the asset (or cash-generating unit) is increased to the revised estimate of its recoverable amount, but only to the point that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset (or cash-generating unit) in prior periods. A reversal of an impairment loss is recognised as income immediately.

13        / William Hill Limited Annual Report and Accounts 2020

Share-based payments

The Group issues equity settled share-based payments to certain employees and operates an HMRC-approved Save As You Earn share option scheme open to all eligible employees which allows the purchase of shares at a discount. The cost to the Group of share-based payment plans is measured at fair value at the date of grant. Fair value is expensed on a straight-line basis over the vesting period, adjusted for the Group’s estimate of shares that will eventually vest.

Fair value is measured by use of the Black-Scholes-Merton pricing formula. The expected life used in the model has been adjusted, based on management’s best estimates, for the effects of non-transferability, exercise restrictions and behavioural considerations. Where relevant, the value of the option has also been adjusted to take into account any market conditions applicable to the option.

At each period end date, the Group revises its estimate of the number of equity instruments expected to vest as a result of the effect of non market-based vesting conditions. The impact of the revision of the original estimates, if any, is recognised in profit or loss such that the cumulative expense reflects the revised estimate, with a corresponding adjustment in reserves.

SAYE share options granted to employees are treated as cancelled when employees cease to contribute to the scheme or resign from the Group. This results in accelerated recognition of the expenses that would have arisen over the remainder of the original vesting period.

The Group has issued a cash settled share based payment scheme, US LTIP, providing conditional awards of cash payments to key US management dependent on the growth in the valuation of the William Hill US business over a three-year period, as well as continued employment of the individual. The Group remeasure the fair value of the liability at the end of each reporting period with the fair value expensed over the vesting period to the extent to which the employees have rendered service to that date and with any changes in fair value recognised in profit or loss for the period.

Equity instruments

Equity instruments issued by the Company are recorded at the proceeds received, net of direct issue costs.

Provisions

Provisions are recognised when the Group has a present obligation (legal or constructive) as a result of a past event. It is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. The expense relating to a provision is recognised in the Consolidated Income Statement.

Financial instruments

Financial assets and financial liabilities are recognised on the Group’s Statement of Financial Position when the Group becomes a party to the contractual provisions of the instrument.

Cash and cash equivalents

Cash and cash equivalents comprise cash and short-term bank deposits held by the Group with an original maturity of three months or less, including amounts retained by payment service providers.

Receivables

Trade and other receivables are recorded initially at fair value and subsequently measured at amortised cost using the effective interest method less loss allowance. This generally results in their recognition at nominal value less an allowance for any estimated irrecoverable amounts. Allowance for irrecoverable amounts is recognised based on management’s expectation of losses occurring, rather than when the loss has actually been incurred (the ‘expected credit loss’ model).

Loans receivable

Loans receivable comprise loans granted to other parties which have fixed or determinable payments and are not quoted in an active market. These are measured at amortised cost, less any impairment, with interest income recognised using the effective interest method. Impairments are recognised using the same expected credit loss model as described above.

William Hill Limited Annual Report and Accounts 2020 /        14

STATEMENT OF GROUP ACCOUNTING POLICIES

Investments

Investments comprise shareholdings in entities where the Group is not in a position to have control, joint control or significant influence over the financial and operating policy decisions of the entity. The Group elects to classify investments as either fair value through other comprehensive income or fair value through profit or loss on a case by case basis. Investments are revalued to fair value at each period end date with any fair value movements recognised in other comprehensive income or the Income Statement respectively. The fair value is measured based on the share price of the entity.

Financial liabilities and equity

Financial liabilities and equity instruments are classified according to the substance of the contractual arrangements entered into. An equity instrument is any contract that evidences a residual interest in the assets of the Group after deducting all of its liabilities. The Group derecognises financial liabilities when and only when the Group’s obligations are discharged, cancelled or otherwise expire.

Interest-bearing borrowings

Interest-bearing borrowings are recorded at the fair value of the proceeds received, net of discounts and direct issue costs. Finance charges, including the unwinding of any discounts, premia payable on settlement or redemption and direct issue costs, are charged on an accrual basis to the Income Statement using the effective interest method. Subsequent to initial recognition, interest-bearing borrowings are stated at amortised cost. Any accrued finance costs are included in borrowings.

Payables

Trade and other payables are not interest-bearing and are initially measured at fair value, and subsequently at their amortised cost.

Derivative financial instruments and hedge accounting

The Group’s activities expose it to the risks of changes in interest rates and foreign currency exchange rates. The Group may use fixed rate borrowings to hedge some of its interest rate exposure. The Group may make use of foreign currency forwards to hedge a proportion of its largest net foreign currency transactional exposures. Where possible and practicable, the Group retains foreign currency cash balances equivalent to its foreign currency liabilities to hedge its exposure to foreign currency exchange rates. The Group does not use derivative financial instruments for speculative purposes.

The use of financial derivatives is governed by the Group’s policies approved by the Board, which provide written principles on the use of financial derivatives.

All derivative financial instruments are initially measured at fair value at the contract date and are remeasured to their fair value at subsequent reporting dates. Changes in fair value of any derivative instrument that is not part of a hedging relationship are recognised immediately in the Income Statement.

For any derivative instrument that is part of a cash-flow hedging relationship which is designated as effective, changes in the fair value of the derivative financial instruments are recognised directly in equity. Changes in the fair value of ineffective hedges, including the ineffective portion of effective hedges, are recognised immediately in the Income Statement. If the cash flow hedge of a firm commitment or forecasted transaction results in the recognition of an asset or a liability, then, at the time the asset or liability is recognised, the associated gains or losses on the derivative that had previously been recognised in equity are included in the initial measurement of the asset or liability. For hedges that do not result in the recognition of an asset or a liability, amounts deferred in equity are recognised in the line of the Income Statement relating to the hedged item, in the same period in which the hedged item affects net profit or loss.

Hedge accounting is discontinued when the hedging instrument expires or is sold, terminated, exercised, or no longer qualifies for hedge accounting. At that time, any cumulative gain or loss on the hedging instrument recognised in equity is retained in equity until the forecasted transaction occurs. If a hedged transaction is no longer expected to occur, the net cumulative gain or loss recognised in equity is transferred to net profit or loss for the period. Derivatives embedded in other financial instruments or other host contracts are treated as separate derivatives when their risks and characteristics are not closely related to those of host contracts, and the host contracts are not carried at fair value with unrealised gains or losses reported in the Income Statement under other operating expenses.

Ante post bets are carried at fair market value as they meet the definition of a derivative. The resulting gains and losses from bets are included in revenue. The net liability resulting from open positions is reported on the Statement of Financial Position under the term Derivative financial instruments.

15        / William Hill Limited Annual Report and Accounts 2020

NOTES TO THE GROUP FINANCIAL STATEMENTS

1. Revenue

An analysis of the Group’s revenue is as follows:

	52 weeks ended 29 December 2020 £m	52 weeks ended 31 December 2019 £m
Direct revenue	1,316.1	1,570.8
Service provider revenue	8.2	10.9
Revenue	1,324.3	1,581.7
Other operating income	13.9	16.1
Investment income	22.1	3.0

	1,360.3	1,600.8

Direct revenue is treated as a derivative under IFRS 9 ‘Financial Instruments’ and is therefore out of scope of IFRS 15 ‘Revenue from Contracts with Customers’. Service provider revenue is within the scope of IFRS 15 ‘Revenue from Contracts with Customers’. Service provider revenue exists only in the US segment, see note 2.

At the period end, the Group held no material contract assets or liabilities and there were no material unsatisfied performance obligations.

Within other operating income is income relating to the divestment of a portion of its shareholding in its associate, NeoGames, see note 12, and to movements in certain Group shareholdings, see note 13.

Investment income is further explained in note 6.

2. Segment information

The Board has reviewed and confirmed the Group’s reportable segments in line with the guidance provided by IFRS 8 ‘Operating Segments’. The segments disclosed below are aligned with the reports that the Group’s Chief Executive Officer and Chief Financial Officer as Chief Operating Decision Makers review to make strategic decisions.

The Retail segment comprises all activity undertaken in LBOs including gaming machines. The Online segment comprises all online activity, including sports betting, casino, poker and other gaming products along with telephone betting services. The Online segment includes the results of Mr Green since the Group’s acquisition in January 2019. The US segment comprises all activity undertaken in US locations. Prior period results have been represented by consolidating the US Existing and US Expansion segments. There are no inter-segmental sales within the Group.

Segment performance is shown below and profit/(loss) before interest and tax is the profit measure used by the Chief Operating Decision Makers to manage the Group. Information for the 52 weeks ended 29 December 2020 is as follows:

	Retail £m	Online £m	US1 £m	Other £m	Corporate £m	Group £m
Direct revenue	354.2	802.8	159.1	—	—	1,316.1
Service provider revenue	—	—	8.2	—	—	8.2
Revenue	354.2	802.8	167.3	—	—	1,324.3
GPT, duty, levies and other costs of sales	162.3	(230.4)	(19.1)	—	—	(87.2)
Gross profit	516.5	572.4	148.2	—	—	1,237.1
Depreciation	(36.1)	(5.0)	(13.3)	—	(8.5)	(62.9)
Amortisation	(8.0)	(47.9)	(2.1)	—	(6.6)	(64.6)
Other administrative expenses[2]	(263.6)	(397.6)	(120.4)	—	(32.7)	(814.3)
Share of results of associates	—	—	—	—	0.3	0.3
Other non-operating items	(125.6)	(12.5)	(68.1)	—	(9.1)	(215.3)
Profit/(loss) before interest and tax	83.2	109.4	(55.7)	—	(56.6)	80.3
Investment income	18.9	—	—	—	3.2	22.1
Finance costs	(2.7)	(0.3)	(1.3)	—	(47.1)	(51.4)

Profit/(loss) before tax	99.4	109.1	(57.0)	—	(100.5)	51.0

1.	A single US Segment replacing the previously presented US Existing and US Expansion segments.
2.	Other administrative expenses are a net figure including other operating income.

William Hill Limited Annual Report and Accounts 2020 /        16

NOTES TO THE GROUP FINANCIAL STATEMENTS CONTINUED

2. Segment information continued

Statement of financial position information	Retail £m	Online £m	US1 £m	Other £m	Corporate £m	Group £m
At 29 December 2020
Total segment assets	376.1	816.2	342.3	—	551.5	2,086.1
Total segment liabilities	144.0	359.8	229.2	—	712.0	1,445.0
Included within total assets:
Goodwill	—	353.6	24.5	—	—	378.1
Other intangibles with indefinite lives	200.9	—	—	—	—	200.9
Interests in associates	—	—	—	—	23.3	23.3

Capital additions	4.5	50.0	32.8	—	1.3	88.6

1.	A single US Segment replacing the previously presented US Existing and US Expansion segments.

Assets and liabilities have been allocated by segment based on the information reviewed by the Group’s Chief Executive Officer and Chief Financial Officer. Corporate assets and liabilities include net borrowings and the net defined benefit pension asset as well as any assets and liabilities that cannot be allocated to a particular segment other than on an arbitrary basis. The above analysis excludes corporation tax and deferred tax-related balances.

Capital additions in the above table are stated on an accruals basis.

Segment performance is shown below and profit/(loss) before interest and tax is the profit measure used by the Chief Operating Decision Makers to manage the Group. Information for the 52 weeks ended 31 December 2019 is as follows:

	Retail £m	Online £m	US1 £m	Other £m	Corporate £m	Group £m
Direct revenue	717.0	738.3	115.5	—	—	1,570.8
Service provider revenue	—	—	10.9	—	—	10.9
Revenue	717.0	738.3	126.4	—	—	1,581.7
GPT, duty, levies and other costs of sales	(162.2)	(202.4)	(13.3)	—	—	(377.9)
Gross profit	554.8	535.9	113.1	—	—	1,203.8
Depreciation	(48.4)	(3.8)	(5.9)	—	(8.5)	(66.6)
Amortisation	(9.4)	(41.8)	(3.5)	—	(2.7)	(57.4)
Other administrative expenses[2]	(413.8)	(371.5)	(102.7)	0.2	(45.9)	(933.7)
Share of results of associates	—	—	—	—	0.9	0.9
Other non-operating items	(95.1)	(18.7)	(7.2)	—	(13.1)	(134.1)
(Loss)/profit before interest and tax	(11.9)	100.1	(6.2)	0.2	(69.3)	12.9
Investment income	—	—	—	—	3.0	3.0
Finance costs	(3.5)	(0.1)	(0.8)	—	(49.1)	(53.5)

(Loss)/profit before tax	(15.4)	100.0	(7.0)	0.2	(115.4)	(37.6)

1.	A single US Segment replacing the previously presented US Existing and US Expansion segments.
2.	Other administrative expenses are a net figure including other operating income.

Statement of financial position information	Retail £m	Online £m	US1 £m	Other £m	Corporate £m	Group £m
At 31 December 2019
Total segment assets	593.2	739.3	289.4	—	339.1	1,961.0
Total segment liabilities	245.1	302.2	87.3	—	947.2	1,581.8
Included within total assets:
Goodwill	—	344.3	22.9	—	—	367.2
Other intangibles with indefinite lives	326.6	—	—	—	—	326.6
Interests in associates	—	—	—	—	24.8	24.8

Capital additions	6.0	54.8	38.2	—	5.6	104.6

1.	A single US Segment replacing the previously presented US Existing and US Expansion segments.

17        / William Hill Limited Annual Report and Accounts 2020

2. Segment information continued

Revenues and non-current assets by geographical area are as follows:

	Revenues		Non-current assets
	52 weeks ended 29 December 2020 £m	52 weeks ended 31 December 2019 £m	29 December 2020 £m	31 December 2019 £m
United Kingdom	857.4	1,197.9	538.6	711.5
US	167.3	126.4	253.7	222.7
Rest of the World	299.6	257.4	550.3	553.4

	1,324.3	1,581.7	1,342.6	1,487.6

Revenue information is based on the location of the customer. Non-current asset information is based on physical location (for property, plant and equipment) or primary operating location of the Company using the asset (for all other assets).

3. Share of results of associates

	52 weeks ended 29 December 2020 £m	52 weeks ended 31 December 2019 £m
Share of results after taxation in associated undertakings	0.3	0.9

The above represents the Group’s share of the results of Sports Information Services (Holdings) Limited, NeoGames S.a.r.l and Green Jade Games Limited (Green Jade), further details of which are given in note 12.

4. Profit/(loss) before interest and tax

Profit/(loss) before interest and tax has been arrived at after charging/(crediting):

	52 weeks ended 29 December 2020 £m	52 weeks ended 31 December 2019 £m
Net foreign exchange losses	4.5	3.1
Loss/(gain) on disposal of property, plant and equipment and investment properties	0.3	(3.2)
Impairment of Retail segment	125.7	—
Staff costs (note 5)	312.2	394.5
Depreciation of property, plant and equipment (note 11)	62.9	66.6

Amortisation of intangible assets (note 10)	83.8	75.6

Fees payable to Deloitte LLP and their associates are shown below:

	52 weeks ended 29 December 2020 £m	52 weeks ended 31 December 2019 £m
Audit fees
Fees payable to the Company’s auditor for the audit of the Company’s annual accounts	0.8	0.7
The audit of the Company’s subsidiaries, pursuant to legislation	0.3	0.2
	1.1	0.9
Non-audit fees
Other assurance services	0.1	0.1
	0.1	0.1

Total fees payable to Deloitte LLP	1.2	1.0

Deloitte LLP does not provide services for the Group’s pension schemes.

The audit fees payable to Deloitte LLP are reviewed by the Audit and Risk Management Committee to ensure such fees are competitive, fair and reasonable. The Audit and Risk Management Committee sets the policy for awarding non-audit work to the auditor and reviews the nature and extent of such work and related fees in order to ensure that independence is maintained. The fees disclosed consolidate all payments made to Deloitte LLP by the Company and its subsidiaries during the period and are presented net of VAT and other sales taxes.

William Hill Limited Annual Report and Accounts 2020 /        18

NOTES TO THE GROUP FINANCIAL STATEMENTS CONTINUED

5. Staff costs

The average monthly number of persons employed, including Directors, during the period was 11,615. The total split by segment was: Retail 7,677; Online 2,259; US 741; and Corporate 938 (52 weeks ended 31 December 2019: Total 14,838. By segment: Retail 11,153; Online 1,944; US 725; and Corporate; 1,016). Their aggregate remuneration comprised:

	52 weeks ended 29 December 2020 £m	52 weeks ended 31 December 2019 £m
Wages and salaries	254.3	349.4
Social security costs (including social security costs on share-based remuneration)	25.0	28.9
Share-based remuneration[2]	21.4	4.5
Other pension net costs (note 31)	11.5	11.7
	312.2	394.5
Remeasurement loss in defined benefit scheme (note 31)[1]	1.2	2.0

Total staff costs from continuing activities	313.4	396.5

1.

The £1.2m relating to remeasurement loss (52 weeks ended 31 December 2019: £2.0m loss) has been recognised in other comprehensive income. The remainder of staff costs above were charged to the Income Statement.

2.

Note the costs accrued for the US LTIP were disclosed within wages and salaries within other operating expenses in the prior year and not disclosed separately as a cash settled share-based payment transaction as the scheme was not considered material.

6. Investment income

	52 weeks ended 29 December 2020 £m	52 weeks ended 31 December 2019 £m
Interest on cash and cash equivalents	2.2	1.7
Interest on net pension scheme assets or liabilities (note 31)	1.0	1.3
Finance income in respect of VAT reclaim	18.9	—

	22.1	3.0

7. Finance costs

	52 weeks ended 29 December 2020 £m	52 weeks ended 31 December 2019 £m
Interest payable and similar charges:
Bank loans, bonds and overdrafts	45.0	46.6
Amortisation of finance costs	1.7	1.8
Interest on lease liabilities	4.7	5.1

	51.4	53.5

8. Tax on profit/(loss) on ordinary activities

The tax charge/(credit) comprises:

	52 weeks ended 29 December 2020 £m	52 weeks ended 31 December 2019 £m
Current tax:
UK corporation tax	25.2	3.1
Overseas tax	0.2	10.0
Adjustment in respect of prior periods	(5.0)	(7.5)
Total current tax charge	20.4	5.6
Deferred tax:
Origination and reversal of temporary differences	(21.4)	(15.7)
Adjustment in respect of prior periods	1.0	(0.5)
Total deferred tax credit	(20.4)	(16.2)

Total tax on profit/(loss) on ordinary activities	—	(10.6)

The effective tax rate was nil% (52 weeks ended 31 December 2019: 28.2%).

19        / William Hill Limited Annual Report and Accounts 2020

8. Tax on profit/(loss) on ordinary activities continued

The difference between the total tax shown above and the amount calculated by applying the standard rate of UK corporation tax to the profit/(loss) before tax is as follows:

	52 weeks ended 29 December 2020 £m	52 weeks ended 31 December 2019 £m
Profit/(loss) before tax	51.0	(37.6)
Tax on Group profit/(loss) at standard UK corporation tax rate of 19% (2019: 19%)	9.7	(7.2)
Different tax rates in overseas territories	(9.3)	(10.9)
Losses not recognised for deferred tax	—	1.5
Change in deferred tax rate	5.9	—
Current year tax credits on loss carry back	(5.2)	—
Accrual of liabilities for uncertain tax positions	2.3	3.1
Impact of future changes in tax rate	—	(0.2)
Tax on share of results of associates	(0.2)	(0.5)
Tax on share-based payments	(3.7)	—
Adjustment in respect of prior periods	(4.0)	(8.0)
Non-deductible expenditure	4.5	11.6

Total tax charge/(credit)	—	(10.6)

The different tax rates in overseas territories reflects the lower effective tax rates in Gibraltar and Malta. The current year tax credits on the loss carry back relate to the additional benefit received from the carry back of US tax losses under the CARES Act, in excess of the US statutory tax rate of 21%. The charge in respect of the change in deferred tax rates arises on the restatement of UK net opening deferred tax liabilities from 17% to 19% following the UK Government’s decision to reverse the previously enacted reduction in the UK corporation tax rate to 17%.

9. Dividends proposed and paid

	52 weeks ended 29 December 2020 Per share	52 weeks ended 31 December 2019 Per share	52 weeks ended 29 December 2020 £m	52 weeks ended 31 December 2019 £m
Equity shares:
Current period interim dividend paid	—	2.7p	—	23.2
Prior period final dividend paid	—	7.7p	—	67.7
	—	10.4p	—	90.9

Proposed final dividend	—	—	—	—

As a result of the situation surrounding Covid-19 and the associated material impact on the revenue and earnings of the Group, the Board determined that it is appropriate to focus on retaining resources within the Group and has suspended the dividend until further notice. The 2019 final dividend, therefore, was not proposed at the AGM that was held on 15 May 2020 and was cancelled. No dividend for 2020 is proposed.

William Hill Limited Annual Report and Accounts 2020 /        20

NOTES TO THE GROUP FINANCIAL STATEMENTS CONTINUED

10. Intangible assets

	Goodwill £m	Licences £m	Brands, trade names and customer relationships £m	Acquired technology platforms £m	Market access and exclusivity £m	Computer software £m	Total £m
Cost:
At 1 January 2019	258.3	332.8	156.5	11.0	—	399.9	1,158.5
Additions	—	—	—	—	138.0	94.6	232.6
Additions via acquisition	153.0	—	96.7	16.3	—	1.5	267.5
Disposals	—	—	—	—	—	(22.0)	(22.0)
Transfer to disposal group held for sale	—	(6.2)	—	—	—	—	(6.2)
Effect of foreign exchange rates	(2.7)	—	(1.9)	(0.2)	(2.4)	(2.0)	(9.2)
At 31 December 2019	408.6	326.6	251.3	27.1	135.6	472.0	1,621.2
Additions	—	—	—	—	—	70.0	70.0
Additions via acquisition	2.8	—	4.6	—	—	—	7.4
Disposals	—	—	—	—	—	(3.6)	(3.6)
Retail impairment	—	(125.7)	—	—	—	—	(125.7)
Effect of foreign exchange rates	8.3	—	5.3	1.0	(4.1)	2.4	12.9

At 29 December 2020	419.7	200.9	261.2	28.1	131.5	540.8	1,582.2

Accumulated amortisation:
At 1 January 2019	41.6	—	153.4	11.0	—	266.4	472.4
Charge for the period	—	—	8.0	5.1	5.2	57.3	75.6
Disposals	—	—	—	—	—	(22.0)	(22.0)
Effect of foreign exchange rates	—	—	(0.4)	(0.1)	(0.1)	(0.1)	(0.7)
At 31 December 2019	41.6	—	161.0	16.0	5.1	301.6	525.3
Charge for the period	—	—	8.4	5.6	5.2	64.6	83.8
Disposals	—	—	—	—	—	(2.2)	(2.2)
Effect of foreign exchange rates	—	—	(0.1)	(0.4)	0.4	0.8	0.7

At 29 December 2020	41.6	—	169.3	21.2	10.7	364.8	607.6

Net book value:
At 29 December 2020	378.1	200.9	91.9	6.9	120.8	176.0	974.6
At 31 December 2019	367.0	326.6	90.3	11.1	130.5	170.4	1,095.9

Licences

The licence portfolio has always been judged to have an indefinite life and accordingly has not been amortised and was subject to annual impairment reviews as the Directors always considered that the Group’s licence portfolio has an indefinite life owing to the fact that the Group is a significant operator of scale in a well-established market; the competitive advantage provided by an existing licensed portfolio; the proven and sustained demand for bookmaking services; and the Group’s track record of successfully renewing its betting permits and licences.

This remains the case for the 52 weeks ended 29 December 2020, however management has re-considered this assessment as at 29 December 2020 and have made the decision to change the useful economic life of the licences intangible asset to 20 years to be amortised straight line, see further detail on this in the ‘Retail impairment review’ section of this note below. This change will be made prospectively from the 52-week financial period commencing 30 December 2020 and is a change in accounting estimate.

The licence portfolio is recognised as a single intangible asset assigned to the Retail group of cash-generating units (CGUs), rather than being allocated to individual LBOs or geographies. This approach has been consistently followed since 2005, the reason being, this licence asset is a separately identifiable intangible asset that is deemed to enhance the overall Retail business’ ability to apply for new licences in other parts of the country, demonstrating credibility to local planning authorities that the Group was successfully operating shops in other parts of the UK, as well as enhancing the scale of the LBO estate, to both establish a competitive advantage and to appeal to patrons.

Brands, trade names and customer relationships

This category of assets includes brands, trade names and customer relationships recognised in business combinations. In 2012, the Group acquired three US businesses. Brands and other assets of £13.1m were recognised and are being amortised over lives of between three and ten years.

In 2019, the Group acquired Mr Green & Co AB. As part of the acquisition, the Group acquired brand of €96.7m (£83.9m), customer relationships of €14.8m (£12.8m) and a software platform of €18.8m (£16.3m). These assets are being amortised over 20, five and three years respectively.

21        / William Hill Limited Annual Report and Accounts 2020

10. Intangible assets continued

On 6 September 2018, the Group announced a partnership between William Hill US and Eldorado Resorts, Inc., now Caesars Entertainment, Inc. (Caesars). At inception of the agreement, the Group created an intangible asset of £138.0m, representing the exclusive access and use of gaming licences obtained by Caesars. This asset is amortised over the 25-year term of the agreement.

During the period, the Group acquired CG Technology. As part of the acquisition, the Group acquired customer contracts of $6.1m (£4.5m) and customer lists of $0.1m (£0.1m). These assets are being amortised over ten years. For further details, see note 16.

Impairment reviews

The Group performs an annual impairment review for goodwill and other intangible assets with indefinite lives, by comparing the carrying amount of these assets with their recoverable amount. This is an area where the Directors exercise judgement and estimation, as noted on pages 8 and 9. Testing is carried out by allocating the carrying value of these assets to CGUs or group of CGUs and determining the recoverable amounts of those CGUs through value in use calculations. Where the recoverable amount exceeds the carrying value of the assets, the assets are considered as not impaired. Each CGU or group of CGUs is defined as its segment, which is described in note 2, apart from the Nevada CGU which relates to the US segment operations in the state of Nevada.

The most recent test was conducted at 29 December 2020. Prior to this, an additional impairment test was performed at 30 June 2020 on the Retail group of CGUs. Given Covid-19, and the closure of the retail estate leading to shorter term impacts such as social distancing coupled with longer term uncertainty of customer behaviours in the retail industry and the future of the high street, this was deemed to be an indicator of impairment at the time. This led to an impairment of £81.9m being recognised at 30 June 2020.

For both the Retail group of CGUs and Online CGU, value in use calculations are based upon estimates of future cash flows derived from the Group’s operating profit forecasts by segment. Operating profit forecasts are derived from the Group’s annual strategic planning or similarly scoped exercise.

The Board approved the 2021 budget for each segment in December 2020 and a further two-year strategic forecast covering years 2022 and 2023. Management prepared a further two-year strategic forecast covering years 2024 and 2025, using the same basis of preparation as the strategic forecast for years 2022 and 2023, and these five years form the basis of our value in use calculation. Cash flows beyond that five-year period were extrapolated using long-term growth rates as estimated for each CGU separately.

Discount rates are applied to each CGU or group of CGU’s cash flows that reflect both the time value of money and the risks that apply to the cash flows of that CGU or group of CGUs. Discount rates are calculated using the weighted average cost of capital formula based on the CGU’s or group of CGU’s leveraged beta. The leveraged beta is determined by management as the mean unleveraged beta of listed gaming and betting companies, with samples chosen where applicable from comparable markets or territories as the CGU or group of CGUs, leveraged to the Group’s capital structure. Further risk premia and discounts are applied, if appropriate, to this rate to reflect the risk profile of the specific CGU or group of CGUs relative to the market in which it operates. Our discount rates are calculated on a post-tax basis and converted to a pre-tax basis using the iterative method. Discount rates disclosed below are pre-tax discount rates.

The principal assumptions underlying our cash flow forecasts are as follows:

•	we assume that the underlying business model will continue to operate on a comparable basis, as adjusted for known regulatory or tax changes and planned business initiatives;

•

our forecasts anticipate the continuation of recent growth or decline trends in staking, gaming revenues and expenses, as adjusted for changes in our business model or expected changes in the wider industry or economy;

•

we assume that we will achieve our target sports betting gross win margins as set for each territory, which we base upon our experience of the outturn of sports results over the long term, given the tendency for sports results to vary in the short term but revert to a norm over a longer term; and

•

in our annual forecasting process, expenses incorporate a bottom-up estimation of our cost base. For employee remuneration, this takes into account staffing numbers and models by segment, while other costs are assessed separately by category, with principal assumptions including an extrapolation of recent cost inflation trends and the expectation that we will incur costs in line with agreed contractual rates.

For the Nevada CGU, the Group engaged a third party to perform an independent valuation.

The other significant assumptions incorporated into our impairment reviews are those relating to discount rates and long-term growth assumptions, as noted below separately for each CGU or group of CGUs:

CGUs

Cash-generating unit	2020 Discount rate %	2020 Long-term growth rate %	2019 Discount rate %	2019 Long-term growth rate %
Retail	10.7	(2.0)	8.6	(2.0)
Online	9.3	1.5	8.2	1.8
Nevada (previously referred to as US Existing)	11.5	2.0	11.0	2.0

The long-term growth rates included in the impairment review do not exceed the observed long-term growth rate for each respective CGU or group of CGUs.

William Hill Limited Annual Report and Accounts 2020 /        22

NOTES TO THE GROUP FINANCIAL STATEMENTS CONTINUED

10. Intangible assets continued

Retail impairment review

During the period, management re-considered the indefinite life estimate of the licence value under IAS 38 ‘Intangible Assets’. The licences intangible asset has historically been assessed to have an indefinite useful life owing to the fact that the Group is a significant operator of scale in a well-established market; the competitive advantage provided by an existing licensed portfolio; the proven and sustained demand for bookmaking services; and the Group’s track record of successfully renewing its betting permits and licences.

The Retail division has declined gradually over time, the estate has been re-sized twice in recent years, and the industry is naturally moving away from retail space in the UK towards an online/digital presence. These factors lead to the consideration that the value of a licence to operate a LBO / group of LBOs is depreciating over time and is not expected to hold its value indefinitely. Management have decided to therefore amortise the assets over a 20-year useful economic life (UEL). This change in UEL is an estimate that management have made based on the available information. This change will be made prospectively from the 52 week financial period starting 30 December 2020 and is a change in accounting estimate.

The movement from an indefinite life intangible to a finite life intangible is an indicator of impairment, as such an impairment test was performed at the reporting date of 29 December 2020 and, given the change to finite life, the value in use calculation was prepared with cash flows extrapolated to 20 years, rather than into perpetuity as prepared in prior periods.

Results of impairment reviews

The result of the Retail group of CGUs interim impairment review was to recognise an impairment charge of £81.9m in other operating expenses. This impairment charge was recognised at the interim reporting based on the impairment review performed at 30 June 2020. The impairment review performed at 29 December 2020 has led to an increase in this impairment charge of £43.8m, totalling £125.7m recognised in the period.

The impairment charge was taken solely against licenses, within intangible assets. No impairment charge was taken pro-rata against other assets within the Retail group of CGUs as it was assessed that for each of these assets the recoverable amount was greater than the asset carrying value.

The CGUs or group of CGUs are defined as their segment, which is described in note 2, apart from the Nevada CGU which relates to the US segment operations in the state of Nevada. The carrying value of each CGU or group of CGU’s goodwill and indefinite lives intangible assets, after the recognition of £125.7m impairment charge in the Retail CGU is as below:

Cash-generating unit	Goodwill £m	Indefinite life intangibles £m	Total £m
Retail	—	200.9	200.9
Online	353.6	—	353.6
Nevada	24.5	—	24.5

The Nevada CGU includes the goodwill recognised on acquisition of CG Technology of £2.4m (note 16) and the Online CGU includes the goodwill recognised on acquisition of Alfabet of £0.4m.

The recoverable amount and headroom above carrying amount based on the impairment review performed at 29 December 2020 for the Retail group of CGUs are as follows:

	29 December 2020		31 December 2019
Cash-generating unit	Recoverable amount £m	Impairment charge £m	Recoverable amount £m	Headroom above carrying amount £m
Retail	364.3	125.7	604.3	16.6

The headroom for the Online and Nevada CGUs both exceeded 100% over the carrying amount of the assets.

Sensitivity of impairment reviews

For the Retail group of CGUs, the following reasonably possible changes in assumptions upon which the recoverable amount was estimated, would lead to the following changes in the recoverable amount of the Retail group of CGUs:

Change in assumption	Increase/(decrease) in the impairment £m
Average one month full lockdown impact	24.2
Decrease in forecast medium-term operating cash flows by 20%	86.3
Increase in post-tax discount rate by 1ppt	24.3
Decrease in long term growth rate by 1ppt	12.8
Increase in forecast medium-term operating cash flows by 20%	(86.3)
Decrease in post-tax discount rate by 1ppt	(27.0)
Increase in long term growth rate by 1ppt	(13.4)

For the Online and Nevada CGUs reviewed at 29 December 2020, no impairment would occur under any reasonable possible changes in assumptions upon which the recoverable amount was estimated.

23        / William Hill Limited Annual Report and Accounts 2020

11. Property, plant and equipment

	Land and buildings £m	Fixtures, fittings and equipment £m	Right-of-use asset[1] £m	Total £m
Cost:
At 1 January 2019	355.6	162.3	—	517.9
Additions	11.7	—	218.5	230.2
Additions via acquisition	—	1.9	3.6	5.5
Impairment losses	—	—	(47.3)	(47.3)
Disposals	(97.8)	(7.1)	—	(104.9)
Transfers to disposal group held for sale	(1.0)	(0.3)	(1.8)	(3.1)
Transfers to freehold property held for sale	(0.7)	—	—	(0.7)
Effect of foreign exchange rates	(0.1)	—	—	(0.1)
At 31 December 2019	267.7	156.8	173.0	597.5
Additions	13.5	4.5	16.1	34.1
Additions via acquisition	—	0.6	6.5	7.1
Impairment losses	—	—	(2.9)	(2.9)
Disposals	(22.4)	(13.5)	—	(35.9)
Transfers to freehold property held for sale	(0.4)	—	—	(0.4)
Effect of foreign exchange rates	(0.5)	(3.1)	(1.3)	(4.9)

At 29 December 2020	257.9	145.3	191.4	594.6

Accumulated depreciation:
At 1 January 2019	249.6	118.5	—	368.1
Charge for the period	16.3	6.9	43.4	66.6
Disposals	(94.8)	(7.1)	—	(101.9)
Effect of foreign exchange rates	—	(0.3)	—	(0.3)
At 31 December 2019	171.1	118.0	43.4	332.5
Charge for the period	18.6	6.9	37.4	62.9
Impairment losses	—	—	(1.6)	(1.6)
Disposals	(19.8)	(13.5)	—	(33.3)
Effect of foreign exchange rates	(0.8)	—	(0.2)	(1.0)

At 29 December 2020	169.1	111.4	79.0	359.5

Net book value:
At 29 December 2020	88.8	33.9	112.4	235.1
At 31 December 2019	96.6	38.8	129.6	265.0

1.

The right-of-use asset is presented as a single asset because the vast majority relates to one class of asset, being Land and Buildings. There is £3.1m of right-of-use assets that would be classified as different classes such as equipment and motor vehicles.

The net book value of land and buildings comprises:

	29 December 2020 £m	31 December 2019 £m
Freehold	13.9	17.5
Long leasehold improvements	1.8	2.7
Short leasehold improvements	73.1	76.4

	88.8	96.6

Of the total net book value of land and buildings, £1.8m (31 December 2019: £2.0m) relates to administrative buildings and the remainder represents LBOs in the UK and betting locations in the US. The cost of assets on which depreciation is not provided amounts to £4.5m, representing freehold land (31 December 2019: £4.5m). At 29 December 2020, the Group had entered into contractual commitments for the acquisition of property, plant and equipment amounting to £6.1m (31 December 2019: £10.3m).

William Hill Limited Annual Report and Accounts 2020 /        24

NOTES TO THE GROUP FINANCIAL STATEMENTS CONTINUED

12. Interests in associates

The Group holds interests in five associated undertakings at an aggregate value of £23.3m (31 December 2019: £24.5m).

The Group uses the equity method of accounting for associates. The following table shows the aggregate movement in the Group’s interests in associates:

£m
At 31 December 2019	24.5
Share of results before interest and taxation	2.4
Share of interest	(1.1)
Share of taxation	(0.4)
Green Jade Games	(0.2)
NeoGames partial disposal	(1.9)

At 29 December 2020	23.3

SIS

At 29 December 2020, William Hill Organization Limited, a principal subsidiary of the Company, held an investment of 19.5% (31 December 2019: 19.5%) of the ordinary share capital of Sports Information Services (Holdings) Limited (SIS), a company incorporated in Great Britain. The Group is able to exert significant influence over SIS by way of its 19.5% holding and its seat on the Board of Directors.

The SIS group of companies provides real time, pre-event information and results, as well as live coverage of horseracing, greyhound racing and other sporting activities and events via satellite. The statutory financial statements of SIS are prepared to the year ending 31 March. The results recognised are based on statutory accounts to March 2020 and management accounts thereafter.

The following financial information relates to SIS as at and for the 52 weeks ended 29 December 2020:

	29 December 2020 £m	31 December 2019 £m
Total assets	108.1	102.8
Total liabilities	(50.9)	(42.0)
Total revenue	150.3	217.4

Total (loss)/profit after tax	(4.9)	1.3

NeoGames

NeoGames is a leading iLottery software and service provider to lotteries worldwide, including in Europe and the US.

On 7 August 2015, William Hill Organization Limited acquired 30.9% of the ordinary share capital of NeoGames S.a.r.l (NeoGames), a company incorporated in Luxembourg, for a total cash consideration of $25.0m. During the period, NeoGames announced an Initial Public Offering (IPO) which was taken up on 18 November 2020. As part of the IPO, the Company sold a portion of its holding in NeoGames for proceeds of $10.7m (£8.0m) and, at 29 December 2020, the Group held 24.5% of the ordinary share capital of NeoGames. The profit on disposal of this shareholding of £6.1m has been shown within other operating income. The Group is able to exert influence over NeoGames by way of its equity holding.

As part of the original acquisition, William Hill Organization Limited had an option to acquire the remaining share capital in 2021. Prior to the IPO, William Hill Organization Limited waived its right to the option.

The Group has made available a $15m loan facility to NeoGames which can be drawn down on request and which attracts compound interest at varying rates on each drawn down amount (note 32).

The following financial information relates to NeoGames as at and for the 52 weeks ended 29 December 2020:

	29 December 2020 £m	31 December 2019 £m
Total assets	69.3	23.6
Total liabilities	(31.1)	(25.9)
Total revenue	38.0	26.6

Total profit/(loss) after tax	5.5	(1.1)

Lucky Choice Limited and 49’s Limited

At the end of the previous reporting period, William Hill Organization Limited held directly or indirectly 33% of the entire share capital of Lucky Choice Limited and of 49’s Limited. These companies were formed for the purpose of promoting and publicising certain numbers betting formats. During the period, the Group sold its entire shareholding in 49’s Limited for proceeds of £2.0m (note 32). In the opinion of the Directors, the results of these companies are not material to the results of the Group. Consequently, the investment in Lucky Choice Limited has been stated at cost and has not been accounted for under the equity method, which would normally be appropriate for an associated undertaking.

Green Jade Games Ltd

Green Jade Games Ltd is an iGaming software content development company, a subsidiary acquired as part of the acquisition of Mr Green & Co AB. It was partially disposed of during the previous reporting period, reducing the Group’s investment from 100% to 25%. This resulted in a loss of control of the subsidiary and a recognition of an associate at fair value on disposal. The carrying value of Green Jade Games Ltd at 29 December 2020 was £1.3m (31 December 2019: £1.5m).

25        / William Hill Limited Annual Report and Accounts 2020

13. Investments

Flutter Entertainment shares

As part of the Group’s agreement with Caesars (previously Eldorado), completed on 29 January 2019, the Group is entitled to 50% of equity interest in any third party issued as consideration of any betting skins.

In November 2018, The Stars Group (TSG) announced an agreement with Caesars to give TSG certain options to operate online betting and gaming in states where Caesars operates casino properties. As part of this agreement, TSG offered Caesars up front equity interest of $25m with potentially an additional $5m of equity upon exercise of the first option by TSG. A further equity stake may be provided after five years, based on TSG’s net gaming revenue generated in markets accessed via Caesars. The Group will also receive the first $25m of revenue share payable by TSG and the majority of the revenue share thereafter.

In the period, this led to the Group holding an equity investment in Flutter Entertainment plc (Flutter), as owners of TSG, being the payment of 50% of the additional $5m of equity above upon exercise of the first option by TSG. This investment is classified as fair value through profit or loss. The valuation of the equity investment is based on the Flutter share price at the reporting period end with gains recognised through Other operating income in the Income Statement. The value of the investment held at 29 December 2020 is £3.7m.

Good Luck Have Fun Group AB (‘GLHF Group’) shares

During the period, Mr Green and Co AB (‘Mr Green’) converted a shareholder loan that had been previously extended to GLHF Group into additional issued share capital to increase its shareholding in GLHF Group to 10.47%. The value of the converted shareholder loan was Kr15.0m plus interest (£1.3m).

The value of this investment as at 29 December 2020 is £1.3m.

The Group also holds other investments in unquoted shares of £0.2m (31 December 2019: £0.4m).

14. Disposals

On 12 January 2020, the Group agreed to sell its Northern Ireland and Isle of Man operations to BoyleSports Limited. These operations were previously presented as a disposal group held for sale and presented separately in the Consolidated Statement of Financial Position. The Northern Ireland operations were disposed of on 7 February 2020 and the Isle of Man operations were disposed of on 29 May 2020.

The Group sold net assets totalling £7.7m for proceeds of £7.4m, thus leading to a loss on disposal of £0.3m.

In 2019, 48 freehold properties, which were closed as part of the 713 shops closures in the period were transferred to asset held for sale in the period and held in current assets. During the period, 40 of these freehold properties were sold for proceeds of £4.7m leading to a profit on disposal of £4.0m.

In 2020, a further 17 freehold properties were closed as a part of the 119 shops shut in the period. During the period, three of these freehold properties were sold for proceeds of £0.2m leading to a profit on disposal of £0.1m

The freehold property assets remaining are held at the combined net book value of £1.1m as assets held for sale as the fair value less costs to sell is greater than the carrying amount on a shop-by-shop basis.

15. Leases

The Group recognises a right-of-use asset and a lease liability at the lease commencement date.

The lease liability is initially measured at the present value of the lease payments that have not been paid at the commencement date, discounted using an appropriate discount rate. The discount rate used to calculate the lease liability is the rate implicit in the lease, if it can be readily determined, or the lessee’s incremental borrowing rate if not. The Group uses an incremental borrowing rate for its leases, which is determined based on a series of inputs including a risk-free rate based on our debt portfolio as well as country-specific adjustments.

A right-of-use asset is also recognised equal to the lease liability and depreciated over the period from the commencement date to the earlier of, the end of the useful life of the right-of-use asset or the lease term.

The Group has assessed the lease term of properties within its retail estate to be up to the first available contractual break within the lease. The Group has deemed that it cannot be reasonably certain that it will continue beyond this time given the continued uncertainty surrounding the Retail business. The Group has also applied a number of practical expedients that are detailed in the Statement of Group Accounting Policies.

William Hill Limited Annual Report and Accounts 2020 /        26

NOTES TO THE GROUP FINANCIAL STATEMENTS CONTINUED

15. Leases continued

The Group note that leases not included due to either being low value or having a term of less than 12 months are deemed immaterial.

The Group has a very small number of sublet properties which have been assessed in accordance with IFRS 16 and have also been deemed immaterial. The accounting policy applied to these small number of sublet properties can be seen on page 11.

The Group will continue to monitor both the above scenarios and disclose these if they are deemed material to users of the Annual Report and Accounts.

Amounts recognised in the Consolidated Income Statement:

£m
Right-of-use asset depreciation	37.4
Finance costs	4.7

A maturity analysis of the contractual undiscounted cash flows is as follows:

£m
Due within one year	40.2
Due between one and two years	29.5
Due between two and three years	22.5
Due between three and four years	15.9
Due between four and five years	11.3
Due beyond five years	19.3

16. CG Technology acquisition

On 3 September 2020, the Group completed the acquisition of CG Technology. The Group consequently operates four additional William Hill branded sports books in Nevada open at The Venetian Resort, The Palazzo Resort, The Cosmopolitan of Las Vegas, and Silverton in Las Vegas.

Details of the purchase consideration, the net assets acquired and goodwill are as follows:

£m
Net assets acquired:
Cash and cash equivalents	0.9
Intangible assets	4.6
Property, plant and equipment	0.4
Trade and other payables	(1.0)
Net identifiable assets acquired	4.9
Add: Goodwill	2.4

Total consideration	7.3

£m
Purchase consideration:
Cash consideration	7.3
Less: cash and cash equivalents acquired	(0.9)

Net consideration	6.4

The net consideration is reduced by a settlement of damages and fees to the Group by CG Technology in respect of specific legal action following the 2012 acquisition of businesses in Nevada and a working capital adjustment on acquisition. Including acquisition-related costs of £0.5m, this led to a net cash outflow from the acquisition of £2.9m.

The goodwill is attributable to CG Technology’s assembled workforce and synergies expected to arise in the US after the Group’s acquisition.

The acquired business contributed revenue of $4.2m (£3.2m) and operating profit $1.2m (£0.9m) to the Group from 3 September 2020 to 29 December 2020. If the acquisition had occurred on 1 January 2020, the contributed consolidated revenue for the period ended 29 December 2020 would have been $9.5m (£7.4m) and the operating profit would have been materially the same as contributed in the period from 3 September 2020 to 29 December 2020.

On 27 December 2020, the Group completed the acquisition of Alfabet S.A.S, a Colombia operator licensed to offer games of chance and sports betting in the Colombia state for £0.4m cash consideration. Given the size of the acquisition, no further disclosures are provided.

27        / William Hill Limited Annual Report and Accounts 2020

17. Trade and other receivables

Trade and other receivables comprise:

	29 December 2020 £m	31 December 2019 £m
Trade receivables	5.1	6.4
Other receivables	28.2	8.9
Prepayments	30.2	29.7

	63.5	45.0

Trade and other receivables are stated at their gross receivable value less impairment for expected credit loss. Trade and other receivables are impaired when there is no reasonable expectation of recovery and an impairment analysis is performed at each reporting date to measure expected credit loss. The Group has elected to use the simplified method to measure expected credit loss and the provision the Group holds for expected credit losses is £0.1m as at 29 December 2020 (31 December 2019: £0.1m).

Other receivables includes finance income receivable in respect of a large VAT reclaim.

The Directors consider that the carrying amount of trade and other receivables approximates their fair value.

18. Cash and cash equivalents

Cash and cash equivalents are comprised of cash and short-term bank deposits held by the Group with an original maturity of three months or less. In total, the Group has £722.6m in cash and cash equivalents (31 December 2019: £459.4m). The carrying amount of these assets approximates their fair value.

Cash and cash equivalents include:

	29 December 2020 £m	31 December 2019 £m
Cash and cash equivalents	722.6	459.4
Less:
Client funds held in Online[1]	(73.9)	(50.3)
Client funds held in US1	(18.2)	(11.0)
Restricted funds held in US2	(35.1)	(22.1)
Restricted deposits in respect of Spanish and Italian regulatory requirements	(4.8)	(4.5)

Cash (excluding customer balances and restricted cash)[3]	590.6	371.5

1.	Client funds held are matched by liabilities of an equal value.
2.	Restricted funds held in the US cannot be withdrawn without approval from the local regulator and match or exceed betting and customer liabilities.
3.	Cash (excluding customer balances and restricted cash) represents the cash available to the Group used in the calculation of net debt for covenant purposes (note 23).

19. Investment property

The Group owns two residential investment properties in Guernsey (31 December 2019: two), which are classified as held for sale at 29 December 2020, consistently with 31 December 2019. These assets are presented within current assets.

The properties are held at a fair value of £1.7m (31 December 2019: £1.7m), based upon estimates of current market prices advised by independent estate agents at 29 December 2020. There were no fair value movements during the period charged to the Consolidated Income Statement (52 weeks ended 31 December 2019: £nil).

20. Trade and other payables

Trade and other payables comprise:

	29 December 2020 £m	31 December 2019 £m
Trade payables	165.4	128.4
Other payables	8.1	9.8
Taxation and social security	86.1	81.1
Accruals	209.3	202.5

	468.9	421.8

The average credit period taken for trade purchases is 33 days (period ended 31 December 2019: 20 days).

The Directors consider that the carrying amount of trade payables approximates their fair value.

Included in trade payables is an amount of £97.1m (31 December 2019: £82.9m) in respect of amounts due to clients, representing deposits received and customer winnings. This is offset by an equivalent or greater amount of cash held, which is included in cash and cash equivalents.

The Group has not used any supplier financing arrangements in the period.

William Hill Limited Annual Report and Accounts 2020 /        28

NOTES TO THE GROUP FINANCIAL STATEMENTS CONTINUED

21. Provisions

Provisions comprise:

	Shop closure provisions £m	Other restructuring costs £m	Indirect tax provision £m	Legal provisions £m	Total £m
As at 1 January 2019	7.4	0.9	—	—	8.3
Provision assumed on acquisition	—	—	43.9	3.0	46.9
Charged/(credited) to profit or loss
Additional provisions recognised	43.9	—	9.8	—	53.7
Unused amounts reversed	(1.4)	—	—	—	(1.4)
Total charged to profit or loss	42.5	—	9.8	—	52.3
Provisions utilised	(28.1)	(0.9)	—	—	(29.0)
As at 31 December 2019	21.8	—	53.7	3.0	78.5
Charged/(credited) to profit or loss
Additional provisions recognised	9.2	3.3	21.3	1.2	35.0
Unused amounts reversed	(3.4)	—	—	—	(3.4)
Total charged to profit or loss	5.8	3.3	21.3	1.2	31.6
Provisions utilised	(16.1)	(2.6)	—	(3.0)	(21.7)

As at 29 December 2020	11.5	0.7	75.0	1.2	88.4

Shop closure provisions

The Group holds provisions relating to the associated costs of closure of 713 shops in 2019, 119 shops closed in the current period and certain shops that ceased to trade as part of normal trading activities. At 29 December 2020, £7.5m of this provision is held within current liabilities and £4.0m within non-current liabilities.

Other restructuring costs

As a result of the announced restructuring to bring our UK Online and Retail operations together under one leadership team, in addition to other restructurings announced across the Group, predominantly in the technology team, the Group has recognised certain provisions for staff severance.

Indirect tax provision

As part of the acquisition of Mr Green & Co AB, the Group acquired a provision relating to a gaming tax liability in Austria, where the Austrian tax authority believes that foreign gaming companies should be liable to pay gaming taxes in Austria. Post-acquisition, the Group has continued to provide for the gaming taxes, including interest, assessed by the Austrian tax authority until this matter is resolved.

Legal provisions

In common with other businesses in the gambling sector the Group receives claims from consumers relating to the provision of gambling services. Claims have been received from consumers in a number of (principally European) jurisdictions and allege either failure to follow responsible gambling procedures, breach of licence conditions or that underlying contracts in question are null and void given local licencing regimes. The Group expenses consumer claims as they are resolved or finally determined in consumers’ favour and provides for such claims where an outcome in favour of the consumers in question is probable.

29        / William Hill Limited Annual Report and Accounts 2020

22. Borrowings

	29 December 2020 £m	31 December 2019 £m
Borrowings at amortised cost
Bank facilities	—	—
Less: expenses relating to bank facilities	(2.2)	(2.6)
£375m 4.25% Senior Unsecured Notes due 2020	—	203.4
Less: expenses relating to £375m 4.25% Senior Unsecured Notes due 2020	—	(0.2)
£350m 4.875% Senior Unsecured Notes due 2023	350.0	350.0
Less: expenses relating to £350m 4.875% Senior Unsecured Notes due 2023	(0.9)	(1.2)
£350m 4.75% Senior Unsecured Notes due 2026	350.0	350.0
Less: expenses relating to £350m 4.75% Senior Unsecured Notes due 2026	(2.3)	(2.7)

Total Borrowings	694.6	896.7

Less: Borrowings as due for settlement in 12 months	—	(203.2)
Total Borrowings as due for settlement after 12 months	694.6	693.5
The gross borrowings are repayable as follows:
Amounts due for settlement within one year	—	203.4
In the second year	—	—
In the third to fifth years inclusive	350.0	350.0
After more than five years	350.0	350.0

	700.0	903.4

Bank facilities

At 29 December 2020, the Group had the following bank facilities:

Committed revolving credit facilities (RCF) of £425m (31 December 2019: £425m) provided by a syndicate of banks, expiring in November 2022 (£35m) and October 2023 (£390m). At the period end, £nil of these facilities were drawn down (31 December 2019: £nil).

An overdraft facility of £5m, of which £nil was drawn down at the period end (31 December 2019: £nil).

£425m Revolving Credit Facilities

Borrowings under the RCF are unsecured but are guaranteed by the Company and certain of its operating subsidiaries.

Borrowings under the facilities incur interest at LIBOR plus a margin of between 1.10% and 2.50%, determined quarterly by the Group’s consolidated net debt to EBITDA ratio as defined in the facility agreements (note 23). A utilisation fee is payable if more than a certain percentage of the facility is drawn. A commitment fee, equivalent to 40% of the margin, is also payable in respect of available but undrawn borrowings.

Upfront participation and arrangement fees plus associated costs incurred in arranging the RCF have been capitalised in the Statement of Financial Position and are being amortised on a straight line basis over the life of the facilities.

Overdraft facility

At 29 December 2020, the Group had an overdraft facility with National Westminster Bank plc of £5m (31 December 2019: £5m). The balance on this facility at 29 December 2020 was £nil (31 December 2019: £nil).

Senior Unsecured Notes

(i) £375m 4.25% Senior Unsecured Notes due 2020

In June 2013, the Group issued £375m of senior unsecured notes and used the net proceeds to repay £275m borrowed under a Term Loan Facility used to part fund the acquisition of Sportingbet plc’s Australian business and Playtech’s stake in Online, with the remainder of the funds raised used to reduce outstanding amounts under the Group’s RCF. The senior unsecured notes, which were guaranteed by the Company and certain of its operating subsidiaries, bore a coupon rate of 4.25% and were due for redemption in June 2020.

In April 2019, the Group launched a tender offer on the £375m June 2020 senior unsecured notes alongside the launch of a new £350m May 2026 senior unsecured notes (iii). As a result, the Group repurchased £171.6m of the £375m June 2020 senior unsecured notes in April 2019 and repaid the outstanding £203.4m at maturity.

(ii) £350m 4.875% Senior Unsecured Notes due 2023

On 27 May 2016, the Company issued £350m of senior unsecured notes and used the net proceeds to refinance the Company’s existing debt and for general corporate purposes. The notes, which are guaranteed by the Company and certain of its operating subsidiaries, were issued with a coupon of 4.875% and mature in September 2023.

William Hill Limited Annual Report and Accounts 2020 /        30

NOTES TO THE GROUP FINANCIAL STATEMENTS CONTINUED

22. Borrowings continued

(iii) £350m 4.75% Senior Unsecured Notes due 2026

On 1 May 2019, the Company issued £350m of senior unsecured notes and used the net proceeds to refinance the Company’s existing debt and for general corporate purposes. The bonds, which are guaranteed by the Company and certain of its operating subsidiaries, were issued with a coupon of 4.75% and mature in May 2026.

Finance fees and associated costs incurred on the issue of notes have been capitalised in the Statement of Financial Position and are being amortised over the life of the respective notes using the effective interest rate method.

Weighted average interest rates

The weighted average interest rates paid, including commitment fees, were as follows:

	52 weeks ended 29 December 2020%	52 weeks ended 31 December 2019%
2026 notes	4.8	4.8
2023 notes	4.9	4.9
2020 notes	—	4.3
Bank loans	n/a	n/a

We have not calculated a weighted average interest rate for bank facilities as these were only used for six months during the period and as such, the commitment fees on those bank facilities would distort the outcome.

Change of control

The Group has committed bank facilities dated October 2018 and November 2019, consisting of a five-year multi-currency syndicated revolving credit facility of £390m and a three-year bilateral multi-currency revolving credit facility of £35m respectively. Under the terms of these facilities, the lenders can give notice to the Group to repay outstanding amounts plus accrued and unpaid interest, and are able to cancel the commitments where there is a change of control of the Parent Company. Subsequent to the period end date, these facilities have been cancelled.

In addition, under the indentures for our 4.875% senior unsecured notes due 2023 and our 4.75% senior unsecured notes due 2026, each Noteholder is entitled to require the Group (as issuer) to redeem or purchase any outstanding Senior Unsecured Notes in the event of a change of control at a cash purchase price equal to 101 per cent of the principal amount together with interest accrued.

Fair value of loans and facilities

The Group’s £350m 4.875% Senior Unsecured Notes due 2023 are listed on the London Stock Exchange and at the period end date their fair value was £373.1m (31 December 2019: £375.3m).

The Group’s £350m 4.75% Senior Unsecured Notes due 2026 are listed on the London Stock Exchange and at the period end date their fair value was £389.4m (31 December 2019: £363.9m).

23. Financial risk management

The Group’s activities expose it to a variety of financial risks. Financial risk management is primarily carried out by the Group Treasurer with reference to risk management policies approved by the Board and supervised by the CFO. The Board approves written principles for risk management, as described in the Strategic Report on page 50 of the William Hill PLC Annual Report and Accounts 2020. The principal financial risks faced by the Group comprise liquidity risk, financing risk, credit risk, interest rate risk, currency risk and pensions risk. These risks are managed as described below.

Liquidity risk

Liquidity risk is the risk that the Group has insufficient funds available to settle its liabilities as they fall due. The Group’s business generates strong operating cash flows and the Group aims to maintain sufficient cash balances to meet its anticipated working capital requirements based on regularly updated cash flow forecasts. Liquidity requirements that cannot be met from operational cash flow or existing cash resources would be satisfied by financial support from the Group’s parent.

31        / William Hill Limited Annual Report and Accounts 2020

23. Financial risk management

The table below details the Group’s expected maturity for its financial liabilities, excluding lease liabilities which are shown in note 15. The table has been drawn up on the undiscounted contractual maturities of the financial instruments, including interest that will be receivable or payable on them. Where applicable, interest payments in respect of the floating rate liabilities are estimated based on the one-month sterling LIBOR rate at the period end date.

	Less than 1 year £m	Between 1 and 2 years £m	Between 2 and 5 years £m	More than 5 years £m	Total £m
29 December 2020
2023 notes including interest	17.1	17.1	361.8	—	396.0
2026 notes including interest	16.6	16.6	49.9	355.6	438.7
Bank loans including interest[1]	1.9	1.9	1.4	—	5.2
Other financial liabilities	328.1	—	—	—	328.1

Total	363.7	35.6	413.1	355.6	1,168.0

31 December 2019
2020 notes including interest	207.1	—	—	—	207.1
2023 notes including interest	17.1	17.1	378.8	—	413.0
2026 notes including interest	16.6	16.6	49.9	372.1	455.2
Bank loans including interest[1]	1.9	1.9	3.3	—	7.1
Other financial liabilities	257.6	—	—	—	257.6

Total	500.3	35.6	432.0	372.1	1,340.0

1.	Bank loan interest includes commitment fees payable on the undrawn portion of the RCF.

Capital management and financing risk

The Group seeks to maintain an appropriate capital structure which enables it to continue as a going concern, supports its business strategy and takes into account the wider economic environment. The Group’s capital comprises equity and debt finance, and these elements are managed to balance the requirements of the business and the interests of shareholders and debt providers. The Group manages its capital structure through cash flows from operations, returns to shareholders in the form of dividends and share buybacks, the raising or repayment of debt and the raising of equity capital from investors.

Financing risk is the risk that the Group is unable to access sufficient finance to refinance its debt obligations as they fall due. The Group manages this risk by maintaining a balance between different funding sources including equity and debt. It seeks to mitigate its debt financing risk by diversifying its sources of debt capital. The bank loan and sterling corporate bond markets are currently used for this purpose. The Board also seeks to mitigate the Group’s refinancing risk by having an appropriately balanced debt maturity profile.

Credit risk

The Group is exposed to credit risk from counterparties defaulting on their obligations, resulting in financial loss to the Group. It arises in relation to transactions with commercial counterparties and financial institutions. It also arises from customers who have been granted access to credit facilities.

The Group manages its counterparty risk by closely monitoring and, where appropriate, limiting the amount that can be deposited or accumulated with any one counterparty. The Group will only deposit funds with pre-approved financial institutions with specified minimum credit ratings or strong balance sheet. The Group’s policy is to mitigate its credit risk with respect to derivative transactions by using a number of different counterparties for material transactions.

Interest rate risk

Interest rate risk arises from the Group’s borrowings. Protecting Group earnings from rising interest rates is predominantly achieved by fixing the interest costs on a significant proportion of the Group’s debt.

Current treasury policy stipulates that at least 70% of the Group’s debt should be at fixed rates. At 29 December 2020, all of the Group’s borrowings were at fixed rates.

The Group also earns investment income from deposits placed with certain approved financial institutions. Based on the current level of variable interest bearing deposits and borrowing facilities, a 100 basis points change in interest rates would have the following impact on the Group financial statements:

	Increase of 100 basis points £m	Decrease of 100 basis points £m
Increase/(decrease) in profit	7.6	(2.2)
Increase/(decrease) in equity reserves	7.6	(2.2)

The Directors have used a 100 basis points change in interest rates as they assess that this best illustrates the impact of plausible changes in interest rates on the Group’s performance and financial position, capped at an interest rate of zero percent.

William Hill Limited Annual Report and Accounts 2020 /        32

NOTES TO THE GROUP FINANCIAL STATEMENTS CONTINUED

23. Financial risk management continued

Currency risk

The Group earns revenues in foreign currencies, primarily euro and US dollar, which exposes it to foreign exchange risk. The Group mitigates this risk by incurring costs in currencies matching its revenues. Any remaining transactional foreign currency exposure is not considered to be material and is not hedged. Material individual foreign currency transaction exposures are considered for hedging on an ad hoc basis. As at 29 December 2020, the Group had no derivative contracts for currency hedging purposes (31 December 2019: £nil).

The Group is also exposed to foreign currency accounting translation risk on the earnings and net assets of its overseas operations which are denominated in foreign currencies. The Group does not hedge such translation risk.

Revenue by currency

Revenue by currency for continuing operations is analysed below:

	52 weeks ended 29 December 2020%	52 weeks ended 31 December 2019%
Sterling	64.8	74.6
Euro	16.4	15.2
US dollar	13.4	8.8
Swedish krona	2.2	0.2
Other currencies	3.2	1.2

Total	100.0	100.0

A 5% weakening in the Euro would have reduced profit before interest and tax by £1.9m and net assets by £11.8m.

A 5% weakening in the US dollar would have increased profit before interest and tax by £2.9m and reduced net assets by £6.2m.

Pensions risk

The Group operates defined benefit and defined contribution pension schemes for its employees. Pensions risk arises in respect of the defined benefit scheme where the cost of funding retirement benefits ultimately falls upon the Group. The last triennial actuarial valuation as at 30 September 2019 showed a funding surplus on the defined benefit scheme of £23.6m. The Group agreed to pay £1.9m per annum in respect of the costs of insured death benefits, expenses and levies until September 2025.

The Group seeks to manage the cash flow impact arising from pensions risk. Accordingly, the defined benefit scheme was closed to new entrants in 2002 and was restricted as to future accrual from April 2011. The Group attempts to further manage its exposure by agreeing with the Pension Scheme Trustees the assumptions to be used to calculate the scheme liabilities, the investment strategy to be followed and any cash contributions to be made by the Group.

24. Financial instruments

The carrying value of the Group’s financial instruments by category, as defined by IFRS 9 ‘Financial Instruments’, (together with non-financial instruments for reconciling purposes) is analysed as follows:

	29 December 2020 £m	31 December 2019 £m
Fair value through the Income Statement
Investments (note 13)	3.7	0.1
Fair value through Other Comprehensive Income
Investments (note 13)	1.5	0.3
Amortised cost
Cash and cash equivalents (note 18)	722.6	459.8
Trade and other receivables (note 17)	33.3	15.3
Loans receivable (note 32)	9.8	9.9
Total financial assets	770.9	485.4
Non-financial assets	1,367.0	1,519.1

Total assets	2,137.9	2,004.5

Fair value through the Income Statement
Ante post bets (note 25)	(18.6)	(17.6)
Derivative financial liability	(49.9)	(1.4)
Liabilities at amortised cost
Borrowings (note 22)	(694.6)	(896.7)
Trade and other payables	(259.6)	(294.7)
Lease liabilities (note 15)	(125.7)	(163.2)

Total financial liabilities	(1,148.4)	(1,373.6)

Non-financial liabilities	(390.2)	(310.7)
Total liabilities	(1,538.6)	(1,684.3)

Net assets	599.3	320.2

The Directors believe that, owing to the nature of the Group’s non-derivative financial instruments, the carrying value equates to the fair value, apart from borrowings where the fair value is disclosed in note 22.

33        / William Hill Limited Annual Report and Accounts 2020

24. Financial instruments continued

Fair value hierarchy

The hierarchy (as defined in IFRS 13 ‘Fair Value Measurement’) of the Group’s financial instruments carried at fair value was as follows:

	29 December 2020				31 December 2019
	Level 1 £m	Level 2 £m	Level 3 £m	Total £m	Level 1 £m	Level 2 £m	Level 3 £m	Total £m
Assets/(liabilities) held at fair value
Flutter Entertainment shares (note 13)	3.7	—	—	3.7	—	—	—	—
GLHF Group AB shares (note 13)	1.3	—	—	1.3	—	—	—	—
Ante post bet liabilities (note 25)	—	—	(18.6)	(18.6)	—	—	(17.6)	(17.6)
Specific derivative financial liability (note 25)	—	—	(49.9)	(49.9)	—	—	(1.4)	(1.4)

Total	5.0	—	(68.5)	(63.5)	—	—	(19.0)	(19.0)

The Group also holds other investments in unquoted shares of £0.2m (31 December 2019: £0.4m).

A reconciliation of movements on level 3 instruments is provided in the table below.

	Ante post bet liabilities £m	Specific derivative financial liability £m	Total £m
At 31 December 2019	(17.6)	(1.4)	(19.0)
Total profits/(losses):
To profit or loss	1.1	(48.5)	(47.4)
Net settlements	(2.1)	—	(2.1)
Disposals	—	—	—

At 29 December 2020	(18.6)	(49.9)	(68.5)

25. Derivative financial instruments

Ante post bets

Ante post bets are a liability arising from an open position at the period end date in accordance with the Group’s accounting policy for derivative financial instruments. Ante post bets at the period end totalled £18.6m (31 December 2019: £17.6m) and are classified as current liabilities.

Ante post bet liabilities are valued using methods and inputs that are not based upon observable market data and all fair value movements are recognised in revenue in the Income Statement. Although the final value will be determined by future betting outcomes, there are no reasonably possible changes to assumptions or inputs that would lead to material changes in the fair value determined. The principal assumptions relate to the Group’s historic gross win margins by betting markets and segments. Although these margins vary across markets and segments, they are expected to stay broadly consistent over time, only varying in the short term. The gross win margins are reviewed annually at period end. As at 29 December 2020, the gross win margins ranged from 2%-25%.

Specific derivative financial liability

The specific derivative financial liability is a contractual liability held as part of a commercial agreement with a third party that crystallises in the event of a change of control of William Hill PLC with the payout determined by the increase in value of the William Hill US business, capped at a maximum payout of $75.0m. The value on the statement of financial position for this derivative financial liability is £49.9m at 29 December 2020 (31 December 2019: £1.4m), representing the best estimated expected payout on completion of the acquisition of the Group by Caesars.

The William Hill US business has been valued using methods and inputs that are not based upon observable market data and all fair value movements are recognised in the Income Statement. The final payout on completion of the acquisition will be made based on an agreed value of the William Hill US business between the Group and the third party, with a separate third party valuation specialist used to confirm the value if necessary. For 29 December 2020, the Group has performed a valuation of the William Hill US business using an income approach, specifically a discounted cash flow analysis, supported by a market approach, specifically a Guideline Public Company method. Key assumptions within this valuation included the estimated future cash flows of the business, the discount rate, the terminal value, the timing of regulation of new states where betting is not currently regulated and the comparator company multiples used. The Group has assessed a plausible range of payout on the liability is £43.0m to £55.6m ($58.0m to $75.0m noting the maximum liability is capped at $75.0m) based on reasonably possible changes in these key assumptions.

The £1.4m recognised at 31 December 2019 was valued using a Black-Scholes model based on the valuation of the US business at that time, an allowance for future volatility of the valuation and an assessment of the probability of an exit event over the life of the eight-year commercial agreement.

William Hill Limited Annual Report and Accounts 2020 /        34

NOTES TO THE GROUP FINANCIAL STATEMENTS CONTINUED

26. Deferred tax

The following are the deferred tax assets/(liabilities) recognised by the Group and movements thereon during the current period:

	31 December 2019 £m	Disposal £m	Amount credited/ (charged) to reserves £m	Amount credited/ (charged) to income £m	Amount credited to Other Comprehensive Income £m	At 29 December 2020 £m
Fixed asset timing differences	(3.6)	0.1	0.5	14.0	—	11.0
Retirement benefit obligations	(8.2)	—	—	(1.3)	0.2	(9.3)
Licences and other intangibles	(59.6)	—	0.1	5.8	—	(53.7)
Other timing differences	11.2	—	—	10.0	—	21.2
Share remuneration	2.3	—	(2.7)	4.0	—	3.6
Tax losses	20.1	—	0.5	(12.1)	—	8.5

	(37.8)	0.1	(1.6)	20.4	0.2	(18.7)

The enacted future rate of UK corporation tax of 19.0% (52 weeks ended 31 December 2019: 17.0%), the Gibraltar statutory income tax rate of 10.0% (52 weeks ended 31 December 2019: 10.0%), the Maltese effective tax rate of 5.0% and the effective US federal and state tax rates of 23.8% (52 weeks ended 31 December 2019: 23.8%) have been used to calculate the amount of deferred tax.

The Group has recognised £47.5m (2019: £43.5m) of deferred tax assets, including £8.4m (31 December 2019: £20.1m) in respect of unutilised tax losses which are available in companies which are anticipated to make future profits. The Group has unutilised tax losses of £31.9m (31 December 2019: £46.5m) in entities which are not anticipated to make profits in the foreseeable future and for which no deferred tax has been recognised.

Other temporary differences include a deferred tax asset of £9.1m in relation to interest restrictions for which an asset has been recognised to the extent that sufficient taxable temporary differences exist at the period end date.

Certain deferred tax assets and liabilities have been offset in the above analysis. The deferred tax liability for fixed asset timing differences of £11.1m includes deferred tax liabilities of £3.2m, offset by deferred tax assets of £14.3m in other tax jurisdictions. The following is the analysis of the deferred tax balances for financial reporting purposes:

	29 December 2020 £m	31 December 2019 £m
Deferred tax liabilities	(66.2)	(81.3)
Deferred tax assets	47.5	43.5

	(18.7)	(37.8)

27. Called-up share capital

	29 December 2020		31 December 2019
	Number of shares	£m	Number of shares	£m
Called-up, authorised, allotted and fully paid – ordinary shares of 10p each:
At start of period	900,725,706	90.0	887,295,272	88.7
Shares issued	174,872,457	17.5	13,430,434	1.3

At end of period	1,075,598,163	107.5	900,725,706	90.0

On 17 June 2020, the Group conducted a successful placing of 19.99% of ordinary share capital, raising gross proceeds of £223.8m (£218.6m net of fees) which were used to partially pay down the Group’s committed revolving credit facilities, further strengthening the balance sheet to match the Group’s ambitions.

174,872,457 new ordinary shares of 10p each were issued at a price of 128p per share. Ordinary share capital of £17.5m has been recognised relating to the issue.

Of the 174,872,457 new ordinary shares, 169,111,584 were placed with institutional investors. Using a Jersey cashbox structure, the Group has recognised a merger reserve relating to this placing of £194.4m.

The remaining 5,760,873 new ordinary shares were issued to retail and other investors (5,600,860 shares) and to Directors and members of the senior management team (160,013 shares). A share premium of £6.7m has been recognised relating to these share issues.

The Company has one class of ordinary shares, which carry no right to fixed income.

35        / William Hill Limited Annual Report and Accounts 2020

28. Own shares

£m
At 31 December 2019	(87.0)
Purchase and issue of own shares	(1.6)
Transfer of own shares to recipients	4.7

At 29 December 2020	(83.9)

Own shares held comprise:

	29 December 2020			31 December 2019
	Number of shares	Nominal value £m	Cost £m	Number of shares	Nominal value £m	Cost £m
William Hill Holdings Employee Benefit Trust	49,363	0.0	0.2	2,642	0.0	0.0
Treasury shares	25,127,306	2.5	83.7	26,579,661	2.7	87.0

	25,176,669	2.5	83.9	26,582,303	2.7	87.0

The shares held either in treasury or in the William Hill Holdings Employee Benefit Trust (EBT) were purchased at a weighted average price of £3.33 (31 December 2019: £3.27).

Further to the shareholders’ resolution of the Company passed at the AGM held on Wednesday 15 May 2020, the Company purchased 970,576 of its own shares during the period (31 December 2019: 323,846). The shares previously acquired under the share repurchase programme are all held in treasury with no shares cancelled in the period. The Company has the authority, under the shareholders’ resolution passed on Wednesday 15 May 2020, to purchase up to a maximum of 90,075,571 shares of the Company. The minimum price (exclusive of all expenses) which may be paid for an ordinary share is 10p (being the nominal value of the ordinary share). The maximum price (exclusive of all expenses) which may be paid for an ordinary share is an amount equal to the higher of:

•

105% of the average of the middle market quotations for an ordinary share as derived from the London Stock Exchange Daily Official List for the five business days immediately preceding the day on which that ordinary share is purchased; and

•	the amount stipulated by Article 5(6) of the Market Abuse Regulation (Exemption for buy-back programmes and stabilisation).

The authority conferred, unless varied, revoked or renewed prior to such time, expires at the earlier of the conclusion of the next AGM of the Company or on 30 June 2021.

William Hill Limited Annual Report and Accounts 2020 /        36

NOTES TO THE GROUP FINANCIAL STATEMENTS CONTINUED

29. Notes to the cash flow statement

	52 weeks ended 29 December 2020 £m	52 weeks ended 31 December 2019 £m
Profit before interest and tax	80.3	12.9
Adjustments for:
Share of results of associates	(0.3)	(0.9)
Depreciation of property, plant and equipment	62.9	66.6
Amortisation of intangibles	83.8	75.6
Impairment of Retail segment and right-of-use lease assets	126.6	47.3
Provision for LBO closures	(2.8)	43.9
Loss/(gain) on disposal of property, plant and equipment	0.3	(3.2)
Cost charged in respect of equity settled share remuneration	3.1	4.5
Defined benefit pension cost less cash contributions	(0.9)	(8.6)
Fair value movements on derivative financial instruments	46.7	4.1
Shares held in Flutter Entertainment	(3.7)	—
Profit on sale of interests in associates	(8.1)	—
Operating cash flows before movements in working capital:	387.9	242.2
Decrease in receivables	(2.7)	14.8
Increase/(decrease) in payables	52.4	(26.8)
Cash generated by operations	437.6	230.2
Income taxes paid	(19.9)	(3.1)
Interest paid	(46.5)	(39.0)
Interest paid on leases	(4.7)	(5.1)

Net cash from operating activities	366.5	183.0

The following is a reconciliation of liabilities arising from financing activities:

	29 December 2020 £m	31 December 2019 £m
Total liabilities from financing activities at the beginning of the period	1,062.0	719.7
Recognition of lease liabilities on adoption of IFRS 16	—	190.2
Lease acquisitions and reassessments	7.1	21.9
Amounts paid on redemption of existing senior unsecured loan notes	(203.4)	(171.6)
Lease liabilities – principal payments	(44.5)	(46.7)
Proceeds on issue of 4.75% senior unsecured notes due May 2026	—	350.0
Existing senior unsecured notes redemption costs	—	(8.1)
Debt finance costs	(0.4)	(1.6)
Net cash flows	(248.3)	122.0
Other non-cash movements	(2.1)	8.2
Foreign exchange movements	1.6	—

Total liabilities from financing activities at the end of the period	820.3	1,062.0

During the period ended 29 December 2020, the total cash outflow for leases recognised in accordance with IFRS 16 was £49.2m, of which £44.5m related to cash payments for the principal portion of lease liabilities (recognised within cash flows from financing activities in the Consolidated statement of cash flows) and £4.7m related to cash payments for interest expense related to lease liabilities (recognised within cash flows from operating activities in the Consolidated statement of cash flows).

37        / William Hill Limited Annual Report and Accounts 2020

30. Share-based payments

The Group had the following equity settled share-based payment schemes in operation during the period:

•	Performance Share Plan (PSP), Executive Bonus Matching Scheme (EBMS), Restricted Share Plan (RSP) and Retention Awards (RA), encompassing awards made in the years from 2015 to 2020; and

•	Save As You Earn (SAYE) share option schemes encompassing grants made in the years from 2015 to 2020.

In addition, the Group held a cash settled share-based payment scheme during the period:

•	US Long Term Incentive Plan (LTIP) granted in 2019.

Costs of schemes

The costs of the schemes during the period, excluding accrued social security costs, were:

	52 weeks ended 29 December 2020 £m	52 weeks ended 31 December 2019 £m
PSP, EBMS, RSP and RA	2.1	3.2
SAYE schemes	1.0	1.3
Total equity settled share-based payment schemes	3.1	4.5
US LTIP[1]	18.3	—

Total share-based payment schemes	21.4	4.5

1.

Note the costs accrued for the US LTIP were disclosed within other operating expenses in the prior year and not disclosed separately as a cash settled share-based payment transaction as the scheme was not considered material.

PSP, EBMS, RSP and RA

The PSP provides conditional awards of shares dependent on the Group’s EPS growth, Total Shareholder Return (TSR) performance and certain business performance measures over a three or four-year period, as well as continued employment of the individual at the date of vesting (awards are usually forfeited if the employee leaves the Group voluntarily before the awards vest). EBMS shares are partly deferred shares conditional on continued employment of the individual at the date of vesting and partly share awards dependent on the Group’s EPS growth, as well as continued employment at the date of vesting. EBMS awards must be exercised within one month from their vesting date, which is three years after their grant date. If PSP options remain unexercised after a period of ten years from the date of grant, the options lapse.

The RSP and RA are deferred grants of shares contingent upon continued employment.

The PSP, EBMS, RSP and RA are conditional awards of shares for which the recipients do not have to pay an exercise price. The weighted average share price at the date of exercise for share awards exercised during the period was £1.43 (52 weeks ended 31 December 2019: £1.53). The awards outstanding at 29 December 2020 had a remaining weighted average contractual life of 6.6 years (31 December 2019: 7.8 years).

With regard to the transaction with Caesars, these schemes would be modified at the point of the change of control at which point it is expected there would be an acceleration of the remaining charges.

Options under these schemes are as follows:

	29 December 2020 Number	31 December 2019 Number
Outstanding at beginning of the period	13,474,567	9,117,577
Granted during the period	2,110,796	5,833,205
Forfeited during the period	(5,442,953)	(573,969)
Exercised during the period	(1,391,930)	(902,246)
Outstanding at the end of the period	8,750,480	13,474,567
Exercisable at the end of the period	197,083	—

SAYE schemes

Options under the SAYE schemes, which are open to all eligible employees, are based on a three or five-year monthly savings contract. Options under the scheme are granted with an exercise price up to 20% below the share price when the savings contract is entered into. The options remain valid for six months beyond the end of the relevant savings contract.

The exercise prices for the 2015, 2016, 2017, 2018, 2019 and 2020 SAYE schemes were £3.03, £2.64, £1.96, £1.99, £1.45 and £1.45 respectively.

The weighted average share price for shares exercised during the period ended 29 December 2020 was £1.96, whilst no shares were exercised during the period ended 31 December 2019. The options outstanding at 29 December 2020 had a remaining weighted average contractual life of 3.1 years (31 December 2019: 2.7 years).

With regard to the transaction with Caesars, the SAYE schemes would be modified at the point of the change of control at which point it is expected there would be an acceleration of the remaining charges.

William Hill Limited Annual Report and Accounts 2020 /        38

NOTES TO THE GROUP FINANCIAL STATEMENTS CONTINUED

30. Share-based payments continued

Options under these schemes are as follows:

	29 December 2020		31 December 2019
	Number	Weighted average exercise price £	Number	Weighted average exercise price £
Outstanding at beginning of the period	9,819,256	1.74	9,596,748	2.14
Granted during the period	8,372,898	1.45	5,622,307	1.45
Forfeited during the period	(4,148,793)	1.85	(5,399,799)	2.15
Exercised during the period	(841,627)	1.96	—	—
Outstanding at the end of the period	13,201,734	1.51	9,819,256	1.74
Exercisable at the end of the period	334,476	2.09	713,674	2.65

Fair values of share-based payments

Share-based payments are valued using the Black-Scholes-Merton pricing formula. The inputs are as follows:

	SAYE		PSP, EBMS, RSP, RA
	29 December 2020	31 December 2019	29 December 2020	31 December 2019
Weighted average share price at date of grant	£2.81	£1.81	£1.31		£1.61
Weighted average exercise price	£1.45	£1.45	£1.43	£	nil
Expected volatility	52%	30%	52%		30%
Expected life	3-5 years	3-5 years	1-3 years		1-3 years
Risk free interest rate	(0.1%)	0.6%	(0.1%)		0.6%
Expected dividend yield	6.2%	4.8%	6.2%		4.8%

Expected volatility was determined by calculating the historical volatility of the Group’s shares over a period matching the option life. The expected life of the option used in the model has been adjusted, based on management’s best estimate, for the effects of non-transferability, exercise restrictions and behavioural considerations.

For PSP, the value of the option has also been adjusted to take into account the market conditions applicable to the option (i.e., TSR requirements) by applying a discount to the option value.

This discount is calculated based on an estimate of the probability of achieving the relevant condition and was 25% for the 52 weeks ended 29 December 2020 (52 weeks ended 31 December 2019: 25%).

The weighted average fair value of the awards granted under the PSP, EBMS, RSP and RA schemes at the date of grant was £1.40 per option (31 December 2019: £1.52). The weighted average fair value of the options granted under SAYE grants at the date of grant was £1.15 per option (52 weeks ended 31 December 2019: £0.32).

US LTIP scheme

The US LTIP scheme provides conditional awards of cash payments to key US management dependent on the growth in the valuation of the William Hill US business over a three-year period, as well as continued employment of the individual, with half the payment paid at the end of the three-year period and half paid one year after this (awards are usually forfeited if the employee leaves the William Hill US business voluntarily before the cash payments).

The scheme includes a change of control consideration such that the acquisition by Caesars leads to a crystallisation of the first payment on completion of the transaction and the second payment one year after this. The acquisition price also leads to the potential payout at the maximum total award of £30.7m. At 29 December 2020, management have calculated a fair value of the liability based on a maximum payout made on an accelerated timetable with the best estimate of when the acquisition was expected to complete as at the period end date taken as at the end of the first quarter of 2021.

39        / William Hill Limited Annual Report and Accounts 2020

31. Retirement benefit schemes

The Group operates a number of defined contribution and defined benefit pension schemes. The UK schemes are operated under a single trust and the assets of all the schemes are held separately from those of the Group in funds under the control of trustees.

The respective costs of these schemes are as follows:

	52 weeks ended 29 December 2020 £m	52 weeks ended 31 December 2019 £m
Defined contribution schemes (charged to profit before interest and tax)	8.7	10.5
Defined benefit scheme (charged to profit before interest and tax)	2.8	1.2
Defined benefit scheme (credited to investment income)	(1.0)	(1.3)
Defined benefit scheme (charged to other comprehensive income)	1.2	2.0

	11.7	12.4

Defined contribution schemes

The defined contribution schemes, to which both the Group and employees contribute to fund the benefits, are available for all eligible employees. The only obligation of the Group with respect to these schemes is to make the specified contributions.

The total cost charged to income in respect of these schemes represents contributions payable to the schemes by the Group at rates specified in the rules of the respective schemes. At 29 December 2020, contributions of £nil (31 December 2019: £nil) due in respect of the current reporting period were outstanding to be paid over to the schemes.

Defined benefit scheme

The Group also operates a defined benefit scheme in the UK for eligible employees which closed to new members in 2002. Under the scheme, employees are entitled to retirement benefits varying between 1.67% and 3.33% of final pensionable pay for each year of service on attainment of a retirement age of 63. With effect from 1 April 2011, the defined benefit scheme was closed to future accrual but maintains the link for benefits accrued up to 31 March 2011 with future salary increases (up to a maximum of 5% per annum). Employed members of this scheme were automatically transferred into one of the defined contribution schemes. The costs of administering the scheme are borne by the Group.

For the purposes of preparing the information disclosed in these accounts, a full actuarial valuation of the scheme was carried out at 30 September 2019 and updated to 29 December 2020 by a qualified independent actuary. The present values of the defined benefit obligation and the related current service cost were measured using the projected unit credit method and by rolling forward the results of the 30 September 2019 technical provisions using actuarial techniques, allowing for cashflows and interest over the period, differences between the assumptions used to set the technical provisions and those selected for accounting under IAS 19, experience from making an allowance for actual deferred revaluation and pension increases in payment over the period and the PIE exercise carried out in 2019.

Guaranteed minimum pensions (GMP)

Following the judgement in the Lloyds case on 26 October 2018, the need to equalise for the effect of differences in guaranteed minimum pensions (GMP) between males and females was made more certain. On 20 November 2020, the High Court issued a supplementary ruling in the case with respect to members that have transferred out of their scheme prior to the ruling. The results of this mean that:

•	Trustees are obliged to make transfer payments that reflect equalised benefits and are required to make top up payments where this was not previously the case;

•	A Defined Benefit scheme that received a transfer is concurrently obliged to provide equalised benefits in respect of the transfer payments; and

•	There were no exclusions on the grounds of discharge forms, CETV legislation, forfeiture provisions or the Limitation Act 1980.

Consequently, the Company’s corporate advisor estimated that the potential GMP equalisation cost of this additional ruling as at 29 December 2020 was £0.2m. This was included within the defined benefit obligation as at 29 December 2020 and was recognised as a past service cost within profit and loss.

Covid-19

This accounting period has experienced the emergence of the Covid-19 coronavirus which has affected businesses and financial markets generally in the UK and the rest of the world. The impact of Covid-19 in respect of the assumptions used to measure the liability may potentially be seen in two aspects. Firstly, the membership of the Scheme at the year-end and secondly, in the assumption for future improvements. At the period end date, the Company’s corporate advisor has chosen not to make any explicit adjustment to the Scheme’s liabilities for actual mortality over the year (as they would expect that this will be immaterial due to the age profile of excess deaths). Similarly, they consider that it is too early to assess the longer-term impact of Covid-19 in terms of future improvements to longevity. Hence, they have not proposed any fundamental changes to the mortality assumptions.

As a result of Covid-19, the Company has not undertaken any business adjustments or engaged with the Trustees of the Scheme or the Pensions Regulator in any way that requires an adjustment to the pension disclosures.

William Hill Limited Annual Report and Accounts 2020 /        40

NOTES TO THE GROUP FINANCIAL STATEMENTS CONTINUED

31. Retirement benefit schemes continued

Funding valuation

The general principles adopted by the Trustees for the purposes of this funding valuation are that the assumptions used, taken as a whole, will be sufficiently prudent for pensions already in payment to continue to be paid and to reflect the commitments which will arise from members’ accrued pension rights. The Group agreed to pay £1.9m per annum in respect of the costs of insured death benefits, expenses and levies until September 2025.

The IAS 19 ‘Employee Benefits’ position of the plan, as reflected in the Group Statement of Financial Position, is generally expected to differ from that of the triennial funding valuation assessment. The last triennial actuarial valuation as at 30 September 2019 showed a funding surplus on the defined benefit scheme of £23.6m compared to the £49.2m in our Statement of Financial Position as at 29 December 2020. The principal reasons for this difference are the requirements for prudence in the funding valuation (which contrasts with the IAS 19 best estimate principle) and the application of a prudent estimate of asset returns in the funding valuation (which contrasts with the IAS 19 requirement to use a discount rate derived from high quality corporate bonds). We also consider the fact that the valuations are at different dates. The accounting deficit figure is calculated as at the period end date of 29 December 2020, and the actuarial deficit was calculated as at 30 September 2019.

We have concluded, following professional advice, no adjustment is required to our accounting to reflect either the recovery of the current IAS 19 surplus or a minimum funding requirement; this reflects that the Group has an unconditional right to recover that surplus in the future.

In April 2018, the Trustees of the William Hill pension scheme signed a buy-in bulk annuity policy. The policy was taken out to insure a proportion of the defined benefit pension scheme obligation against the risk of rising costs in the future.

Disclosure of principal assumptions

The financial assumptions used by the actuary in determining the present value of the defined benefit scheme’s liabilities were:

	29 December 2020	31 December 2019
Rate of increase of salaries	2.0%	2.0%
Rate of increase of pensions (non-pensioner)	2.8%	2.9%
Rate of increase of pensions (pensioner)	3.1%	3.1%
Discount rate	1.3%	2.0%
Rate of RPI inflation (non-pensioner)	2.8%	3.0%
Rate of RPI inflation (pensioner)	3.1%	3.1%
Rate of CPI inflation	2.3%	2.3%

In accordance with the relevant accounting standard, the discount rate has been determined by reference to market yields at the period end date on high-quality fixed income investments at a term consistent with the expected duration of the liabilities. Price inflation is determined by the difference between the yields on fixed and index-linked Government bonds with an adjustment to allow for differences in the demand for these bonds, which can distort this figure. The expected rate of salary growth and pension increases are set with reference to the expected rate of inflation. No change has been made to the basis of inflation applied to pension increases in the scheme.

The mortality assumption is kept under review and has been updated. The current life expectancies for a member underlying the value of the accrued liabilities are:

Life expectancy at age 65	29 December 2020 years	31 December 2019 years
Male retiring now	21.8	21.2
Male retiring in 25 years’ time	23.5	23.4
Female retiring now	23.8	23.7
Female retiring in 25 years’ time	25.7	26.0

41        / William Hill Limited Annual Report and Accounts 2020

31. Retirement benefit schemes continued

The assets in the scheme are set out in the table below. Assets with quoted prices in an active market are identified separately.

	29 December 2020 £m	31 December 2019 £m
Equities (quoted)	—	—
Corporate bonds (quoted)	105.5	88.4
Corporate bonds (unquoted)	2.4	2.6
Multi-asset fund (quoted)	39.1	—
Multi-asset fund (unquoted)	27.8	65.7
Gilts and cash (quoted)	14.1	10.5
Gilts and cash (unquoted)	119.7	115.2
Buy-in asset	153.7	137.7
Total market value of assets	462.3	420.1
Present value of scheme liabilities	(413.1)	(371.7)

Surplus in scheme	49.2	48.4

The Group has recognised the scheme surplus as a non-current asset.

Analysis of the amount charged/(credited) to profit before interest and tax:

	52 weeks ended 29 December 2020 £m	52 weeks ended 31 December 2019 £m
Current service cost	1.2	0.8
Past service cost – scheme amendments	0.2	(1.5)
Administration expenses	1.4	1.9

Total operating charge	2.8	1.2

Analysis of the amounts recognised in the Consolidated Statement of Comprehensive Income:

	52 weeks ended 29 December 2020 £m	52 weeks ended 31 December 2019 £m
Actual return less expected return on pension scheme assets	(51.6)	(35.3)
Actuarial loss arising from changes in financial assumptions	52.8	37.3

Actuarial remeasurements	1.2	2.0

Movements in the present value of defined benefit obligations in the period were as follows:

	52 weeks ended 29 December 2020 £m	52 weeks ended 31 December 2019 £m
At beginning of period	371.7	344.4
Movement in period:
Service cost	1.2	0.8
Interest cost	7.2	9.1
Remeasurements – changes in financial assumptions	40.7	43.8
Remeasurements – changes in demographic assumptions	1.5	(8.6)
Remeasurements – experience adjustments	10.6	2.1
Benefits paid	(18.8)	(17.6)
Insurance premium for risk benefits	(1.2)	(0.8)
Past service cost – scheme amendments	0.2	(1.5)

At end of period	413.1	371.7

William Hill Limited Annual Report and Accounts 2020 /        42

NOTES TO THE GROUP FINANCIAL STATEMENTS CONTINUED

31. Retirement benefit schemes continued

Movements in the present value of fair value of scheme assets in the period were as follows:

	52 weeks ended 29 December 2020 £m	52 weeks ended 31 December 2019 £m
At beginning of period	420.1	384.9
Movement in period:
Interest income on plan assets	8.2	10.4
Remeasurements – return on plan assets (excluding interest income)	51.6	35.3
Contributions from sponsoring companies	3.8	9.8
Administration expenses charged to profit before interest and tax	(1.4)	(1.9)
Benefits paid	(18.8)	(17.6)
Insurance premium for risk benefits	(1.2)	(0.8)

At end of period	462.3	420.1

Sensitivity analysis of the principal assumptions used to measure scheme liabilities

The sensitivity of the present value of the scheme’s liabilities to changes in the principal assumptions used to measure these liabilities is illustrated in the table that follows. The illustrations consider the single change shown, with the other assumptions assumed to be unchanged. In practice, changes in one assumption may be accompanied by offsetting changes in another assumption (although this is not always the case). In addition, changes in the assumptions may occur at the same time as changes in the market value of the scheme assets, which may or may not offset the change in assumptions.

Assumption	Changes in assumption	Impact on defined benefit obligation
Discount rate	Decrease by 0.25% p.a.	Increase by £17.0m
Discount rate	Increase by 0.25% p.a.	Decrease by £18.0m
Rate of increase in inflation	Increase by 0.25% p.a.	Increase by £13.5m
Rate of increase in inflation	Decrease by 0.25% p.a.	Decrease by £11.5m
Life expectancy	Members assumed to live one year longer	Increase by £18.0m

The sensitivity to price inflation includes the corresponding impact on CPI, revaluation in deferment and pension increases in payment. It does not include any adjustments to future salary increases.

Nature and extent of the risks arising from financial instruments held by the defined benefit scheme

Pension assets and liabilities (pre-tax) of £462.3m and £413.1m respectively were held on the Group’s Statement of Financial Position at 29 December 2020 (31 December 2019: £420.1m and £371.7m respectively). Through the scheme, the Group is exposed to a number of potential risks as described below:

•

asset volatility: the scheme’s defined benefit obligation is calculated using a discount rate set with reference to corporate bond yields; however, in addition to corporate bonds, the scheme invests in asset classes other than corporate bonds which may out or underperform corporate bonds in the long term but provide volatility and risk in the short term;

•

changes in bond yields: the risk of a decrease in bond yields, which increases the value of the scheme liabilities, is partially offset by the upside benefit of an increase in the value of the scheme’s bond holdings;

•

inflation risk: a significant proportion of the scheme’s defined benefit obligation is linked to inflation, and therefore higher inflation would result in a higher defined benefit liability. Although a proportion of the scheme’s investments are in inflation-linked securities which should compensate for any changes in inflation, the balance of the scheme’s assets is either unaffected by inflation or only loosely correlated with inflation and therefore an increase in inflation would also increase the deficit; and

•	life expectancy: if the scheme’s members live longer than expected, the scheme’s benefits will need to be paid for longer, increasing the defined benefit obligation (longevity risk).

The Trustees and the Company manage the investment risk (asset volatility) in the scheme by investing c90% of the scheme’s investments in Liability Driven Investments (LDI) strategies which aim to invest in assets whose values move broadly in tandem with changes in liability values arising from market movements.

The Company accepts and indemnifies the other residual risks in the scheme including longevity risk.

43        / William Hill Limited Annual Report and Accounts 2020

31. Retirement benefit schemes continued

Funding

Alongside the risk assessment above, on 30 September 2020, the Group agreed an ongoing funding requirement with the Trustees which expires on 30 September 2025 (note 23).

The weighted average duration of the scheme’s defined benefit obligation as at 29 December 2020 is 18 years (31 December 2019: 17 years).

The undiscounted maturity profile of the defined benefit obligation between one and ten years is shown below:

	29 December 2020 £m	31 December 2019 £m
Less than one year	11.3	10.7
Between one and two years	12.0	11.3
Between two and five years	39.3	37.4
Between five and ten years	77.0	73.6

No allowance is made for commutation lump sums or individual transfers out due to the fluctuating nature of these payments.

32. Related party transactions

Transactions between the Company and its subsidiaries, which are related parties, have been eliminated on consolidation and are not disclosed in this note. Transactions between the Group and its associates are disclosed below.

Trading transactions

Associates

During the period, the Group made purchases of £31.7m (52 weeks ended 31 December 2019: £74.5m) from Sports Information Services Limited, a subsidiary of the Group’s associated undertaking, Sports Information Services (Holdings) Limited. At 29 December 2020, the amount payable to Sports Information Services Limited by the Group was £2.9m (31 December 2019: £nil).

During the period, William Hill Organization Limited sold its investment in 49’s Limited to Sports Information Services Limited, see note 12 for further details.

The Group made purchases of £6.6m (52 weeks ended 31 December 2019: £4.5m) from its associated undertaking, NeoGames. At 29 December 2020, £1.5m was payable to NeoGames in respect of purchases (31 December 2019: £nil).

The Group made available a $15m loan facility to NeoGames in 2018. At 29 December 2020, $12.5m (£9.3m) of the drawn down amount along with $0.7m (£0.5m) associated interest was receivable from NeoGames (31 December 2019: $12.5m drawn down with $0.4m interest). This loan is considered to be low credit risk as Neogames have a low risk of default and a strong capacity to meet its contractual cash flow obligations in the near term. During the period, the Group divested a portion of its shareholding in NeoGames for proceeds of $10.7m (£8.0m), see note 12 for further details.

During the period, the Group made purchases of £12k (31 December 2019: £13k) from Green Jade Games Ltd. At 29 December 2020, the amount payable by the Group was £nil (31 December 2019: £5k).

All transactions with associates were made on market terms.

Remuneration of key management personnel

The remuneration of the Directors, who are the key management personnel of the Group, is set out below in aggregate for each of the categories specified in IAS 24 ‘Related Party Disclosures’.

	52 weeks ended 29 December 2020 £m	52 weeks ended 31 December 2019 £m
Short-term employee benefits (including salaries)	2.2	2.2
Post-employment benefits (employer’s contribution)	0.1	0.2
Share-based payments (IFRS 2 charges)	0.6	0.5

	2.9	2.9

The disclosures above include £nil received by Directors in respect of dividends on the Company’s ordinary shares (52 weeks ended 31 December 2019: c£44,900).

The values presented above include share-based payments measured in accordance with IFRS 2. This is a different basis from that used for the presentation in the Directors’ Remuneration Report (DRR). In addition, the above includes bonuses on a paid basis, whereas the DRR includes them on an accrued basis. Other than the inclusion of dividends, the timing of bonus inclusion and the basis of measurement of share-based payments, all values above are presented on a consistent basis with those disclosed in the DRR.

Pension schemes

The pension schemes of the Group are related parties. Arrangements between the Group and its pension schemes are disclosed in note 31.

William Hill Limited Annual Report and Accounts 2020 /        44

STATEMENT OF GROUP ACCOUNTING POLICIES CONTINUED

33. Contingent liabilities

Legal claims

In common with other businesses in the gambling sector the Group receives claims relating to losses incurred by consumers following the use of the Group’s gambling products. Claims have been received from consumers in a number of (principally European) jurisdictions and allege either failure to follow responsible gambling procedures, breach of licence conditions or that underlying contracts in question are null and void given local licencing regimes.

The Group assesses and defends individual claims as they are received both on the individual underlying factual basis and also with regard to legal advice received as to whether such jurisdictions and their local licencing regimes are incompatible with European Union law on the free movement of services. Consumer claims are expensed as they are resolved and the Group provides for such claims where it is determined that the Group has both a present obligation and that an outcome in favour of the claimant is determined to be probable.

The Group is aware of the existence of on-going challenges to local licencing regimes on the basis of their incompatibility with EU law including one such case where the Austrian courts had referred a case relating to Fluctus s.r.o. and Fluentum s.r.o., to the European Court of Justice which has led to guidance from the ECJ as to how Austrian Courts should assess questions of the compatibility of the Austrian licencing regime with EU law. In addition to the outcome of cases relating to the compatibility or otherwise of local licencing regimes with EU law, significant issues remain to be resolved in the context of consumer claims related to the applicable law under which claims in cross border cases should be determined and the enforceability of disputed judgments obtained in jurisdictions from which the Group does not trade and where it has no assets or presence.

Taking into account the uncertainty associated with the legal basis for these claims, coupled with an assessment of the strength of the legal defence that the Group has against such claims, the Directors are aware of a possible, but not probable, outflow of economic benefits associated with these claims.

During the last two months of 2020, the Group was subject to a particular acceleration of claims made in Austria following marketing campaigns by litigation funders in that jurisdiction. Claims have continued to be made since the period end, initially at rates comparable with the period end, but there has been an increase in volume and average claim value during the second quarter of 2021. In estimating the size of the potential outflow that might result if this were to occur the Directors have assessed (i) the number and individual size of claims received to date and assumptions based on such observations as can be derived from those claims at this comparatively early stage; (ii) the steps that the Group intends to take to defend those claims; and (iii) the fact that the Group has been advised that any outflow would be expected to be on a net of tax basis. Based on that assessment the Group estimates that, if there were an outflow of economic benefits, it could be between £nil and £45.0m, which is greater than the period end estimation recognising the increase in claims trends in the second quarter of 2021.

The timing of any such outflow will be dependent on (i) the timing of decisions in cases that could be heard before national courts following the ECJ’s guidance in Fluctus and Fluentum and before the Gibraltar and/or Maltese courts (being the courts of the jurisdictions in which and from which the Group’s online businesses operate); and (ii) the rate and number of future claims made by consumers. Given those factors any outflow will only result after final court hearings which are unlikely to take place within the next twelve months and any outflow would, in any event, then take place over a multi-year period.

Contingent Advisor fees

The Group have entered into agreements with third parties for a range of fees and expenses in connection of the acquisition by Caesars, including financial, corporate broking, legal and public relations advice. £34.2m (inclusive of VAT where applicable) of these fees are only payable contingent on the completion of the transaction and as such have been disclosed as a contingent liability given the regulatory clearances that were still required to be obtained in 2021.

£9.1m of fees (inclusive of VAT) have been incurred and recognised in the period, which, along with the fees expected to be incurred in 2021, is consistent with the expected fees and costs publicly stated within the Rule 2.7 Offer announcement.

In addition, the Group have confirmed with Caesars the payment of £8.0m (net of tax) of retention payments to key employees to be paid contingent on completion of the transaction which are disclosed as a contingent liability consistent to the advisor fees.

34. Events after the reporting period

On 21 April 2021, the transaction to sell William Hill PLC to Caesars Entertainment, Inc. was completed. As such the ultimate parent company of the Group changed from William Hill PLC, a company incorporated in Great Britain and registered in England and Wales to Caesars Entertainment, Inc., a company incorporated and registered in the United States of America, from the date of completion of the transaction.

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INDEPENDENT AUDITORS’ REPORT

To William Hill Limited (formerly William Hill PLC),

We have audited the accompanying consolidated financial statements of William Hill Limited and its subsidiaries (the “Company”), which comprise the consolidated statements of financial position as at 29 December 2020 and 31 December 2019, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of William Hill Limited and its subsidiaries as at 29 December 2020 and 31 December 2019, and the results of their operations and their cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Deloitte LLP

London, United Kingdom

30 June 2021

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